Filed Pursuant to Rule 424(b)(2)
Registration No. 333-196037

CALCULATION OF REGISTRATION FEE(1)

Title of each class of securities to be registered	Amount to be registered	Maximum offering price per unit	Maximum aggregate offering price	Amount of registration fee(2)
4.75% Senior Notes due 2022	$500,000,000	101.75%	$508,750,000	$51,231.13

(1)	The information in this Calculation of Registration Fee Table updates, with respect to the securities offered hereby, the information set forth in the Calculation of Registration Fee Table included in the Registrant’s Registration Statement on Form S-3 (Registration No. 333-196037), originally filed with the Commission on May 16, 2014.
(2)	The registration fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended, and shall be paid on a deferred basis in accordance with Rule 456(b) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 16, 2014)

$500,000,000

Centene Corporation

4.75% Senior Notes due 2022

This is an offering by Centene Corporation of an aggregate principal amount of $500,000,000 of 4.75% senior notes due 2022, which we refer to herein as the “new notes.” The new notes are being offered as additional notes under an indenture pursuant to which we previously issued $500,000,000 aggregate principal amount of 4.75% senior notes due 2022 (such previously issued notes, the “existing notes”). As used herein, the term “notes” refers to both the new notes and the existing notes. The new notes will be treated as a single series with the existing notes under the indenture governing the notes and will have the same terms and CUSIP number as the existing notes. The new notes and the existing notes will vote as one class under the indenture governing the notes. Immediately after giving effect to the issuance of the new notes offered hereby, we will have $1,000,000,000 aggregate principal amount of our 4.75% senior notes due 2022 outstanding. We will pay interest on the notes on May 15 and November 15 of each year, commencing, with respect to the new notes, on November 15, 2016. The notes will mature on May 15, 2022.

At any time on or after May 15, 2019 we may redeem the notes at the prices set forth in this prospectus supplement. We may redeem the notes at any time prior to May 15, 2019, in whole or in part, at a price equal to 100% of the principal amount of the notes redeemed plus any accrued and unpaid interest thereon and a “make-whole” premium. If we undergo a change of control under certain circumstances, we may be required to offer to purchase the notes from holders at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest.

The notes are our senior unsecured obligations and rank equally in right of payment with all of our existing and future senior debt and will be senior in right of payment to all of our existing and future subordinated debt. The notes are not guaranteed by any of our subsidiaries and are only required to be guaranteed by any of our subsidiaries in limited circumstances in the future. As a result, the notes are structurally subordinated to any obligations of our subsidiaries, including medical claims liability, accounts payable and accrued expenses, unearned revenue and other long term liabilities. In addition, the notes are effectively junior to all of our existing and future secured obligations to the extent of the value of the assets securing such obligations.

Investing in the new notes involves risks. See “Risk Factors” beginning on page S-10. Before investing in the new notes, you should also consider the risks described under “Risk Factors” in our quarterly report on Form 10-Q for the quarter ended March 31, 2016.

	Per New Note	Total
Price to the public(1)	101.75%	$508,750,000
Underwriting discounts and commissions	1.25%	$6,250,000
Proceeds to us (before expenses)(2)	100.50%	$502,500,000

(1)	Plus accrued interest from May 15, 2016.
(2)	We have agreed to reimburse the underwriters for certain expenses in connection with this offering. See “Underwriting (Conflicts of Interest).”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Citigroup Global Markets Inc., on behalf of the underwriters, expects to deliver the new notes offered hereby to purchasers in book-entry form on or about June 14, 2016.

Joint Book-Running Managers

Citigroup	Barclays	SunTrust Robinson Humphrey	Wells Fargo Securities

Co-Managers

Morgan Stanley	Evercore ISI	Fifth Third Securities
Regions Securities LLC		US Bancorp

Prospectus Supplement dated June 9, 2016

You should read this document together with additional information described under the heading “Where You Can Find More Information.” You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer or sale is not permitted. You should not assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. If the information varies between this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

Prospectus Supplement

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may sell the securities described in the accompanying prospectus from time to time. In this prospectus supplement, we provide you with specific information about the notes we are selling in this offering and about the offering itself. Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us and other information you should know before investing in the new notes. This prospectus supplement also adds, updates and changes information contained or incorporated by reference in the accompanying prospectus. To the extent that any statement we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus, as well as the additional information in the documents described below under the heading “Incorporation By Reference,” before investing in the new notes.

Unless the context otherwise requires, the terms the “Company,” “we,” “us,” “our” or similar terms and “Centene” refer to Centene Corporation, together with its consolidated subsidiaries.

PRESENTATION OF FINANCIAL INFORMATION

The body of generally accepting accounting principles in the United States is referred to as “GAAP.” A non-GAAP financial measure is generally defined by the SEC as one that purports to measure historical or future financial performance, financial position or cash flows but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measure.

This prospectus supplement contains information relating to a non-GAAP measure, which we call “Adjusted EBITDA.” Our measurement of Adjusted EBITDA may not be comparable to those of other companies. Management believes that Adjusted EBITDA provides information that is useful to investors in understanding period-over-period operating results and enhances the ability of investors to analyze Centene’s business trends and to understand Centene’s performance. This non-GAAP financial measure should not be considered in isolation, or as a substitute for the corresponding GAAP financial measure and may not be comparable to similar measures used by other companies. A reconciliation of this non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP is presented under “Summary — Summary Historical Consolidated Financial Information.

INDUSTRY AND MARKET DATA

Throughout this prospectus supplement and the documents incorporated by reference herein, we rely on and refer to information and statistics regarding the healthcare industry. We obtained this information and these statistics from various third-party sources, discussions with state regulators and our own internal estimates. We believe that these sources and estimates are reliable, but we have not independently verified them and cannot guarantee their accuracy or completeness.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on their public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. Our common stock is listed under the symbol “CNC” and traded on the New York Stock Exchange (the “NYSE”). You may also

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inspect the information we file with the SEC at the NYSE’s offices at 20 Broad Street, New York, New York 10005. Information about us, including our SEC filings, is also available at our Internet site at http://www.centene.com. However, the information on our Internet site is not a part of this prospectus supplement or the accompanying prospectus.

This prospectus supplement does not contain all of the information set forth in the registration statement or in the exhibits and schedules thereto, in accordance with the rules and regulations of the SEC, and we refer you to that omitted information. The statements made in this prospectus supplement pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement or the documents incorporated by reference in this prospectus supplement necessarily are summaries of their material provisions and we qualify those statements in their entirety by reference to those definitive agreements and those exhibits for complete statements of their provisions. The documents incorporated by reference in this prospectus supplement and the registration statement and its exhibits and schedules are available at the SEC’s public reference room or through its website.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement. This means we can disclose important information to you by referring you to another document filed separately with the SEC. The information we incorporate by reference is an important part of this prospectus supplement, and information we subsequently file with the SEC will automatically update and supersede that information. We incorporate by reference the documents listed below and any filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the portions provided pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC) on or after the date of this prospectus supplement and before the termination of the offering of the notes pursuant to this prospectus supplement (SEC File No. 001-31826). The documents we incorporate by reference are:

•	our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 22, 2016;

•	our Quarterly Report on Form 10-Q for the period ended March 31, 2016, filed with the SEC on April 26, 2016;

•

our Current Reports on Form 8-K filed with the SEC on January 25, 2016, January 26, 2016 (second filing related to certain financial information with respect to Health Net, Inc. and third filing related to the offering of certain senior notes in a transaction exempt from the SEC’s registration requirements), January 28, 2016, February 10, 2016, February 11, 2016, March 1, 2016, March 23, 2016, March 24, 2016 (as amended on May 10, 2016 and as further amended on June 9, 2016) and April 29, 2016; and

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 11, 2016.

We encourage you to read our SEC reports, as they provide additional information about us which prudent investors find important. For example, we filed the audited financial statements of Health Net, Inc. (“Health Net”) and its subsidiaries as of December 31, 2015 and 2014, and for each of the three years in the three-year period ended December 31, 2015, incorporated by reference herein from our Current Report on Form 8-K, with the SEC on March 24, 2016 (as amended). We will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus supplement but not delivered with the prospectus supplement, at no charge upon written or oral request by contacting us at Centene Corporation, Attn: Corporate Secretary, 7700 Forsyth Boulevard, St. Louis, Missouri 63105, telephone (314) 725-4477.

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

All statements, other than statements of current or historical fact, included or incorporated by reference in this prospectus supplement are forward-looking statements. We have attempted to identify these statements by terminology including “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “seek,” “target,” “goal,” “may,” “will,” “would,” “could,” “should,” “can,” “continue” and other similar words or expressions in connection with, among other things, any discussion of future operating or financial performance. In particular, these statements include statements about our market opportunity, our growth strategy, competition, expected activities and future acquisitions, investments and the adequacy of our available cash resources. We caution you that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions.

All forward-looking statements included or incorporated by reference in this prospectus supplement are based on information available to us on the date of this prospectus supplement and we undertake no obligation to update or revise the forward-looking statements included or incorporated by reference in this prospectus supplement, whether as a result of new information, future events or otherwise, after the date of this prospectus supplement, except as required by law. Actual results may differ from projections or estimates due to a variety of important factors, including but not limited to:

•	our ability to accurately predict and effectively manage health benefits and other operating expenses and reserves;

•	competition;

•	membership and revenue projections;

•	timing of regulatory contract approval;

•	changes in healthcare practices;

•

changes in federal or state laws or regulations, including the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act and any regulations enacted thereunder;

•	changes in expected contract start dates;

•	changes in expected closing date, estimated purchase price and accretion for acquisitions;

•	inflation;

•	foreign currency fluctuations;

•	provider and state contract changes;

•	new technologies;

•	advances in medicine;

•	reduction in provider payments by governmental payors;

•	major epidemics;

•	disasters and numerous other factors affecting the delivery and cost of healthcare;

•	the expiration, cancellation or suspension of our managed care contracts with federal or state governments (including but not limited to contracts under Medicaid, Medicare, and TRICARE programs);

•	the outcome of our pending legal proceedings;

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•	availability of debt and equity financing, on terms that are favorable to us;

•	our ability to adequately price products on federally facilitated and state based Health Insurance Marketplaces;

•	changes in economic, political and market conditions;

•

the possibility that the expected synergies and value creation from acquired businesses, including, without limitation, the acquisition of Health Net, will not be realized, or will not be realized within the expected time period; and

•	the risk that acquired businesses will not be integrated successfully.

This list of important factors is not intended to be exhaustive. Before investing in the new notes, you should also consider the risks described under “Risk Factors” in our quarterly report on Form 10-Q for the quarter ended March 31, 2016.

The risk factors included or incorporated by reference in the section titled “Risk Factors” contain a further discussion of these and other important factors that could cause actual results to differ from expectations. We disclaim any current intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Due to these important factors and risks, we cannot give assurances with respect to our future performance, including premium levels or our ability to control our future medical costs.

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SUMMARY

This summary highlights information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference. Because it is a summary, it does not contain all of the information that you should consider before investing in the new notes. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein carefully, including the sections titled “Risk Factors” and “Description of Notes” and the financial statements and related notes thereto included or incorporated by reference in this prospectus supplement and the accompanying prospectus in their entirety before making an investment decision.

Centene Corporation

We are a diversified, multi-national healthcare enterprise that provides programs and services to government sponsored healthcare programs, focusing on under-insured and uninsured individuals. We provide member-focused services through locally based staff by assisting in accessing care, coordinating referrals to related health and social services and addressing member concerns and questions. We also provide education and outreach programs to inform and assist members in accessing quality, appropriate healthcare services. We believe our local approach, including member and provider services, enables us to provide accessible, quality, culturally-sensitive healthcare coverage to our communities. Our health management, educational and other initiatives are designed to help members best utilize the healthcare system to ensure they receive appropriate, medically necessary services and effective management of routine, severe and chronic health problems, resulting in better health outcomes. We combine our decentralized local approach for care with a centralized infrastructure of support functions such as finance, information systems and claims processing.

On March 24, 2016, we acquired all of the issued and outstanding shares of Health Net for approximately $6.0 billion in cash and stock, including the assumption of debt (the “Health Net Merger”). This strategic acquisition broadens our current service offerings, expanding our Medicaid and Medicare programs. This acquisition also further diversifies our markets and products through the addition of government-sponsored care under federal contracts with the U.S. Department of Defense and the U.S. Department of Veterans Affairs, as well as Medicare Advantage products in new geographies. Our consolidated financial statements as of and for the three months ended March 31, 2016 reflect eight days of Health Net operations, and the consolidated financial statements of Health Net for each of the three years in the period ended December 31, 2015 are incorporated by reference into this prospectus supplement.

We operate in two segments: Managed Care and Specialty Services. Our Managed Care segment provides health plan coverage to individuals through government subsidized programs, including Medicaid, the State Children’s Health Insurance Program (CHIP), Long Term Care (LTC), Foster Care, dual-eligible individuals (Duals), the Supplemental Security Income Program, also known as the Aged, Blind or Disabled Program, or collectively ABD and Medicare (including the Medicare prescription drug benefit commonly known as “Part D”). Beginning in 2014, our Managed Care segment also provides health plan coverage to individuals covered through federally-facilitated and state-based Health Insurance Marketplaces (HIM). Our Specialty Services segment consists of our specialty companies offering diversified healthcare services and products to state programs, correctional facilities, healthcare organizations, employer groups and other commercial organizations, as well as to our own subsidiaries. Our Specialty Services segment also includes programs with the U.S. Department of Defense and U.S. Department of Veterans Affairs. For the year ended December 31, 2015, our Managed Care and Specialty Services segments accounted for approximately 90% and 10%, respectively, of our total external premium and service revenues. For the quarter ended March 31, 2016, our Managed Care and Specialty Services segments accounted for approximately 91% and 9%, respectively, of our total external revenues.

Our managed care membership totaled 11.5 million as of March 31, 2016. For the year ended December 31, 2015, our total revenues and net earnings from continuing operations attributable to Centene were $22.8 billion and $356 million, respectively, and our total cash flow from operations was $658 million. For the three months ended March 31, 2016, our total revenues and net loss from continuing operations attributable to Centene were $7.0 billion and $16 million, respectively, and our total cash flow from operations was $195 million.

Our initial health plan commenced operations in Wisconsin in 1984. We were organized in Wisconsin in 1993 as a holding company for our initial health plan and reincorporated in Delaware in 2001. Our corporate office is located at 7700 Forsyth Boulevard, St. Louis, Missouri 63105, and our telephone number is (314) 725-4477. Our common stock is publicly traded on the New York Stock Exchange under the ticker symbol “CNC.”

The Offering

The following summary describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. See “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus for a more detailed description of the terms and conditions of the notes. In this section “The Offering,” the “Company,” “we,” “our,” or “us” refers only to Centene Corporation and not any of its subsidiaries.

Issuer	Centene Corporation.

Securities Offered	$500,000,000 aggregate principal amount of 4.75% senior notes due 2022.

The new notes are being offered as additional notes under the indenture pursuant to which we previously issued the existing notes. The new notes will be treated as a single series with the existing notes under the indenture and will have the same terms and CUSIP number as the existing notes. The new notes and the existing notes will vote as one class under the indenture governing the notes.

Maturity Date	The notes will mature on May 15, 2022.

Interest Rate	The notes will bear interest at a rate equal to 4.75% per annum. Interest on the new notes will be deemed to have accrued from May 15, 2016.

Interest Payment Dates	Interest on the notes will be payable semi-annually on May 15 and November 15 of each year, beginning, with respect to the new notes, on November 15, 2016.

Ranking	The notes are our senior unsecured obligations and:

•

rank equally in right of payment with all of our existing and future senior debt, including our 5.75% senior notes due 2017, our 5.625% senior notes due 2021, our 6.125% senior notes due 2024 and our revolving credit facility (our “Revolving Credit Facility”);

•	rank senior in right of payment to any of our existing and future obligations that are by their terms expressly subordinated or junior in right of payment to the notes;

•	rank structurally subordinate to our subsidiaries’ liabilities, including Health Net’s 6.375% senior notes due 2017; and

•	rank effectively subordinate in right of payment to any existing or future secured obligations to the extent of the value of the assets securing such obligations.

As of March 31, 2016, after giving effect to this offering and the application of the proceeds thereof, we had $3,836 million of senior debt outstanding and approximately $105 million of issued and undrawn letters of credit, and our subsidiaries had $9,297 million of indebtedness and other liabilities outstanding, including medical claims liability, accounts payable and accrued expenses, unearned revenue and other long term liabilities (excluding intercompany liabilities). In addition, as of March 31, 2016, after giving effect to this offering and the application of the proceeds thereof, we had $937 million of available and undrawn borrowings under our Revolving Credit Facility (with an uncommitted option to increase our Revolving Credit Facility by up to $250 million). Of the outstanding letters of credit referenced above, $52 million are issued under our Revolving Credit Facility.

Optional Redemption	At any time on or after May 15, 2019 we may redeem the notes, in whole or in part, at the prices set forth in this prospectus supplement.

At any time prior to May 15, 2019 we may redeem the notes, in whole or in part, at a price equal to 100% of the principal amount of the notes redeemed plus any accrued and unpaid interest thereon and a “make-whole” premium.

See “Description of Notes — Optional Redemption.”

Change of Control	If we experience specific kinds of changes of control, we will make an offer to purchase all of the notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of Notes — Repurchase at the Option of Holders — Change of Control.”

Asset Sale Proceeds	Upon certain asset sales we may be required to offer to purchase some of the notes with certain of the proceeds of such sale at a price equal to 100% of their principal amount, plus any accrued and unpaid interest to the date of purchase. See “Description of Notes — Repurchase at the Option of Holders — Asset Sales.”

Certain Covenants	The indenture that governs the notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness and issue preferred stock;

•	pay dividends or make other distributions;

•	make other restricted payments and investments;

•	sell assets, including capital stock of restricted subsidiaries;

•	create certain liens;

•	incur restrictions on the ability of restricted subsidiaries to pay dividends or make other payments, and, in the case of our subsidiaries, guarantee indebtedness;

•	engage in transactions with affiliates;

•	create unrestricted subsidiaries; and

•	merge or consolidate with other entities.

These covenants are subject to important exceptions and qualifications, that are described under the headings “Description of Notes — Certain Covenants” and “Description of Notes — Repurchase at the Option of Holders” in this prospectus supplement. In addition, following the first day the notes have an investment grade rating from either Standard & Poor’s Global Ratings (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), subject to certain conditions, we and our restricted subsidiaries will no longer be subject to certain of these covenants. See “Description of Notes — Certain Covenants — Covenant Termination.”

Form and Denomination	The new notes will be issued only in fully registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be issued in book-entry form and will be represented by global certificates deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee; and these interests may not be exchanged for certificated notes, except in limited circumstances.

Use of Proceeds	We intend to use the net proceeds of this offering to repay amounts outstanding under our Revolving Credit Facility. See “Use of Proceeds.”

Conflicts of Interest	Affiliates of each of the underwriters other than Evercore Group L.L.C. will receive 5% or more of the net proceeds of this offering by reason of the repayment of the outstanding indebtedness under our Revolving Credit Facility, as described under “Use of Proceeds.” Accordingly, each of the underwriters other than Evercore Group L.L.C. will be deemed to have a “conflict of interest” within the meaning of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and this offering will be conducted pursuant to the requirements of that rule. Rule 5121 requires that a “qualified independent underwriter” as defined in Rule 5121(f)(12) participate in the preparation of this prospectus supplement and exercise its usual standard of due diligence with respect thereto. Evercore Group L.L.C. has agreed to act as qualified independent underwriter for this offering and will not receive any additional fees for serving in that capacity. We have agreed to indemnify Evercore Group L.L.C. for certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to Rule 5121(c), none of the underwriters, other than Evercore Group L.L.C., is permitted to confirm sales to any account over which they exercise discretionary authority without the specific written approval of the accountholder. See “Underwriting (Conflicts of Interest).”

Risk Factors	Investing in the new notes involves substantial risks. You should carefully consider the risks described under the heading “Risk Factors” in addition to the other information contained in this prospectus supplement and the documents incorporated by reference herein before making an investment in the new notes.

Trustee	The Bank of New York Mellon Trust Company, N.A.

For additional information regarding the notes, see the “Description of Notes” section of this prospectus supplement.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following sets forth our summary historical consolidated financial information for the periods presented. The following information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and the related notes, which appear in our Annual Report on Form 10-K for the year ended December 31, 2015, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, which have been incorporated herein by reference. The assets, liabilities and results of operations of Kentucky Spirit Health Plan have been classified as discontinued operations for all periods presented. We have derived the statement of operations data for the 2013, 2014 and 2015 fiscal years and the balance sheet data as of December 31, 2013, 2014 and 2015, from our audited financial statements, which (other than the balance sheet data as of December 31, 2013) are incorporated by reference into this prospectus supplement. We have derived the statement of operations data for the three months ended March 31, 2015 and March 31, 2016, and the balance sheet data as of March 31, 2016, from our unaudited interim financial statements, which are incorporated herein by reference. Our statement of operations data for the three months ended March 31, 2016, and our other financial data from continuing operations derived therefrom and presented below (including Adjusted EBITDA) for the three months ended March 31, 2016 and the twelve months ended December 31, 2015, reflects eight days of Health Net operations. Our unaudited interim financial statements were prepared on the same basis as the audited annual financial statements, and, in the opinion of management, include all adjustments, consisting only of normal, recurring adjustments necessary for a fair presentation of the information set forth therein. Interim results are not necessarily indicative of the results to be expected for an entire year, and our historical results for any prior period are not necessarily indicative of results to be expected for any future period.

	Year Ended December 31,			Three Months Ended March 31,
	2013	2014	2015	2015	2016
		(in millions)
Statement of Operations Data:
Revenues:
Premium	$10,153	$14,198	$19,389	$4,299	$5,986
Service	373	1,469	1,876	462	425

Premium and service revenues	10,526	15,667	21,265	4,761	6,411
Premium tax and health insurer fee	337	893	1,495	370	542

Total revenues	10,863	16,560	22,760	5,131	6,953

Expenses:
Medical costs	8,995	12,678	17,242	3,861	5,311
Cost of services	327	1,280	1,621	402	367
General and administrative expenses	925	1,298	1,802	396	722
Amortization of acquired intangible assets	6	16	24	7	9
Premium tax expense	333	698	1,151	281	450
Health insurer fee expense	—	126	215	55	74

Total operating expenses	10,586	16,096	22,055	5,002	6,933

Earnings from operations	277	464	705	129	20
Other income (expense):
Investment and other income	19	28	35	9	15
Interest expense	(27)	(35)	(43)	(10)	(33)

Earnings from continuing operations, before income tax expense	269	457	697	128	2
Income tax expense	107	196	339	63	17

Earnings (loss) from continuing operations, net of income tax expense	162	261	358	65	(15)

	Year Ended December 31,			Three Months Ended March 31,
	2013	2014	2015	2015	2016
		(in millions)
Discontinued operations, net of income tax (benefit) expense of $2, $1, $(1), $0 and $0, respectively	4	3	(1)	(1)	(1)

Net earnings (loss)	166	264	357	64	(16)
Noncontrolling interest	(1)	7	(2)	(1)	(1)

Net earnings (loss) attributable to Centene Corporation	$165	$271	$355	$63	$(17)
Amounts attributable to Centene Corporation common shareholders
Earnings from continuing operations, net of income tax expense	$161	$268	$356	$64	$(16)
Discontinued operations, net of income tax expense (benefit)	4	3	(1)	(1)	(1)

Net earnings	$165	$271	$355	$63	$(17)

	As of December 31,			As of March 31,
	2013	2014	2015	2016
	(in millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$1,038	$1,610	$1,760	$3,436
Investments and restricted deposits(1)	941	1,557	2,218	4,835
Total assets	3,529	5,824	7,339	18,652
Medical claims liability(1)	1,112	1,723	2,298	3,863
Long term debt(1)	666	874	1,216	4,276
Total stockholders’ equity	1,243	1,743	2,168	5,309

(1)	From continuing operations.

	Year Ending December 31,					Three Months Ended March 31, 2016
	2011	2012	2013	2014	2015
Ratio of earnings to fixed charges(1)	7.8	5.7	8.2	10.3	11.7	1.0

(1)	As adjusted to give effect to the issuance of the notes in this offering and the application of the net proceeds therefrom as described in “Use of Proceeds” in this prospectus supplement, and assuming the offering had been completed on (i) January 1, 2016, the ratio of earnings to fixed charges would have been 0.9 for the three months ended March 31, 2016 and (ii) January 1, 2015, the ratio of earnings to fixed charges would have been 9.4 for the year ended December 31, 2015. The pro forma ratio of earnings to fixed charges does not necessarily represent what the actual ratio of earnings to fixed charges would have been had those transactions occurred on the date assumed.

Other Financial Data from Continuing Operations:

	Year Ending December 31,			Three Months Ended March 31,		Twelve Months Ended March 31, 2016
	2013	2014	2015	2015	2016
	(in millions)
Adjusted EBITDA(1)	$398	$636	$948	$181	$279	$1,046

(1)	Adjusted EBITDA is defined as net earnings from continuing operations attributable to Centene before income tax expense, interest expense, depreciation and amortization, adjusted to exclude non-cash stock compensation expense and certain other non-cash items that we believe are not indicative of future performance.

Management believes that Adjusted EBITDA, a non-GAAP financial measure, provides information that is useful to investors in understanding period-over-period operating results and enhances the ability of investors to analyze Centene’s business trends and to understand Centene’s performance. This non-GAAP financial measure should not be considered in isolation, or as a substitute for the corresponding GAAP financial measure and may not be comparable to similar measures used by other companies. A reconciliation of this non-GAAP financial measure with the most directly comparable financial measure calculated in accordance with GAAP follows (Unaudited):

	Year Ending December 31,			Three Months Ended March 31,		Twelve Months Ended March 31, 2016
	2013	2014	2015	2015	2016
	(in millions)
Net earnings from continuing operations attributable to Centene Corporation	$161	$268	$356	$64	$(16)	$276
Income tax expense	107	196	339	63	17	293
Interest expense	27	35	43	10	33	66
Depreciation and amortization	67	89	112	28	36	120
Non-cash stock compensation from continuing operations	36	48	71	16	20	75
Health Net merger related expenses	—	—	27	—	189	216

Adjusted EBITDA	$398	$636	$948	$181	$279	$1,046

RISK FACTORS

Investing in the new notes involves substantial risks. Before investing in the new notes, you should carefully consider the following risk factors and the information discussed in “Risk Factors” in our quarterly report on Form 10-Q for the quarter ended March 31, 2016, which is incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision. The following is not intended as, and should not be construed as, an exhaustive list of relevant risk factors. There may be other risks that a prospective investor should consider that are relevant to its own particular circumstances or generally.

Risks Related to the Notes

We and our subsidiaries may not be able to generate sufficient cash to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our and our subsidiaries’ financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business, competitive, legislative, regulatory and other factors beyond our control. As a result, we may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal and interest on our indebtedness. In addition, because we conduct a significant portion of our operations through our subsidiaries, repayment of our indebtedness is also dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us by dividend, debt repayment or otherwise. Our subsidiaries are distinct legal entities and they do not have any obligation to pay amounts due on the notes or to make funds available for that purpose or for other obligations. Pursuant to applicable state limited liability company laws and other laws and regulations, our subsidiaries may not be able to, or may not be permitted to, make distributions to us in order to enable us to make payments in respect of the notes. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness.

We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our Revolving Credit Facility in an amount sufficient to enable us to pay our indebtedness, including these notes, or to fund our other liquidity needs. We have $825 million of senior debt maturities in 2017. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments and the indenture governing the notes may restrict us from adopting some of these alternatives.

The restrictive covenants in our debt instruments may limit our operating flexibility. Our failure to comply with these covenants could result in defaults under the indenture governing the notes and our other existing and future debt instruments even though we may be able to meet our debt service obligations.

The instruments governing our indebtedness, including the indentures governing the notes, the 5.75% senior notes due 2017, the 5.625% senior notes due 2021 and the 6.125% senior notes due 2024 and the credit agreement governing our Revolving Credit Facility, impose significant operating and financial restrictions on us. These restrictions significantly limit, among other things, our ability to incur additional indebtedness, pay dividends, repay junior indebtedness, sell assets, make investments, engage in transactions with affiliates, create liens and engage in certain types of mergers or acquisitions. Our future debt instruments may have similar or more restrictive covenants. These restrictions could limit our ability to obtain future financings, make capital expenditures, withstand a future downturn in our business or the economy in general, or otherwise take advantage of business opportunities that may arise. If we fail to comply with these restrictions, the note holders or lenders under any debt instrument could declare a default under the terms of the relevant indebtedness even though we are able to meet debt service obligations and, because our indebtedness has cross-default and cross-acceleration provisions, could cause all or a substantial portion of our debt to become immediately due and payable.

We cannot assure you that we would have sufficient funds available, or that we would have access to sufficient capital from other sources, to repay any accelerated debt. Even if we could obtain additional financing, we cannot assure you that the terms would be favorable to us. If we default on any future secured debt, the secured creditors could foreclose on their liens. As a result, any event of default could have a material adverse effect on our business and financial condition, and could prevent us from paying amounts due under the notes.

Despite current indebtedness levels, we may still be able to incur substantially more debt, including secured debt, which could further exacerbate the risks we face.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future, including secured indebtedness. The terms of the indentures governing the notes, the 5.75% senior notes due 2017, the 5.625% senior notes due 2021, the 6.125% senior notes due 2024 and the Health Net 6.375% senior notes due 2017, as well as the credit agreement governing our Revolving Credit Facility, do not fully prohibit us or our subsidiaries from incurring additional indebtedness. As of March 31, 2016, as adjusted after giving effect to this offering and the use of proceeds therefrom, we had $937 million of available and undrawn borrowings under our Revolving Credit Facility (with an uncommitted option to increase our Revolving Credit Facility by up to $250 million). If new debt is added to our current debt levels, the related risks that we now face would increase. In addition, the indentures governing the notes, the 5.75% senior notes due 2017, the 5.625% senior notes due 2021, the 6.125% senior notes due 2024 and the Health Net 6.375% senior notes due 2017, as well as the credit agreement governing our Revolving Credit Facility, do not prevent us or our subsidiaries from incurring obligations that do not constitute indebtedness under the applicable agreement. A substantial amount of debt we incur in the future could be secured. To the extent we were to secure debt we incur in the future under any credit facility or other debt, your ability to receive payments under the notes will be effectively subordinated to the secured debt, which will have a prior claim on any assets securing the debt, to the extent of the value of those assets, and it is possible that there will be insufficient assets remaining from which claims of the holders of the notes can be satisfied. As of the date of this prospectus supplement, we do not have significant amounts of secured indebtedness.

Because we are a holding company and depend entirely on cash flow from our subsidiaries to meet our obligations, your right to receive payment on the notes will be effectively subordinated to our subsidiaries’ obligations.

The notes will be obligations exclusively of Centene Corporation. Our cash flow and our ability to service our debt, including the notes, depends on the earnings of our subsidiaries and on the distribution of earnings, loans or other payments to us by our subsidiaries.

Our subsidiaries are separate and distinct legal entities with no obligations to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividend, distribution, loan or other payments. In addition, the ability of our subsidiaries to make any dividend, distribution, loan or other payment to us is subject to statutory restrictions, regulatory capital requirements and contractual restrictions, including under the 5.75% senior notes due 2017, the 5.625% senior notes due 2021, the 6.125% senior notes due 2024 and our Revolving Credit Facility. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and their business considerations.

Our right to receive any assets of our subsidiaries upon their bankruptcy, liquidation, dissolution, reorganization or similar proceeding, and therefore your right to participate in those assets, will be structurally subordinated to the claims of those subsidiaries’ creditors, including trade creditors. In addition, even if we were a creditor of one or more of our subsidiaries, our rights as a creditor would be subordinated to any security interest in the assets of those subsidiaries and any debt of our subsidiaries senior to that held by us. As a result, the notes will be effectively subordinated to all liabilities, including medical claims liability, accounts payable and accrued expenses, unearned revenue and other long term liabilities, of our current or future subsidiaries. Because we depend on the cash flow of our subsidiaries to meet our own obligations, including with respect to the notes, these types of restrictions could impair our ability to make scheduled interest payments on the notes and to pay the principal at maturity. As of March 31, 2016, as adjusted after giving effect to this offering and the use of proceeds therefrom, the notes would have been structurally subordinated to $9,297 million of liabilities outstanding of our subsidiaries, including the Health Net 6.375% senior notes due 2017, medical claims liability, accounts payable and accrued expenses, unearned revenue and other long term liabilities (excluding intercompany liabilities).

In addition, our regulated subsidiaries have historically generated substantially all of our revenues. Our regulated subsidiaries are subject to various state government statutory and regulatory restrictions applicable to insurance companies generally, that limit the amount of dividends, loans and advances and other payments they can make to us. Additionally, if insurance regulators at any time determine that payment of a dividend or any other payment to us would be detrimental to an insurance subsidiary’s policyholders or creditors, because of the financial condition of the insurance subsidiary or otherwise, the regulators may block dividends or other payments to us that would otherwise be permitted without prior approval. Furthermore, if one or more of our regulated subsidiaries becomes insolvent, the regulators may seize its assets to cover its obligations under healthcare policies, which could result in our remaining assets generating insufficient revenue to pay the notes in full or at all.

The indenture governing the notes permits us to sell a substantial amount of our assets without any requirement that the proceeds be used to offer to repurchase the notes.

The indenture governing the notes permits us at any time and from time to time to sell up to 10% of our consolidated total assets without any requirement that we repay or reduce commitments of other debt, that we reinvest the proceeds from any such sale in other assets or that we offer to repurchase the notes. As a result, unless we (i) sell more than 10% of our consolidated total assets in one transaction or series of related transactions or (ii) our aggregate sales result in a sale of all or substantially all of the properties or assets of Centene and its restricted subsidiaries, taken as a whole, in a transaction that constitutes a change of control, we will not be required to offer to repurchase the notes as a result of such asset sale or sales. See “Description of Notes — Repurchase at the Option of Holders — Asset Sales” and “Description of Notes — Repurchase at the Option of Holders — Change of Control.”

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

Upon a change of control, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that the restrictions in our Revolving Credit Facility or any other future indebtedness will not allow such repurchases. In order to satisfy our obligations, we could seek to refinance the notes and any other indebtedness then required to be repurchased, or obtain a waiver from the holders of the notes and other affected indebtedness. However, we may not be able to obtain a waiver or effect a refinancing on terms acceptable to us, if at all. Our failure to purchase, or give notice of an offer to purchase, the notes would be a default under the indenture governing the notes. See “Description of Notes — Repurchase at Option of Holders — Change of Control.”

In addition, certain important corporate events, such as leveraged recapitalizations, may not, under the indenture governing the notes, constitute a “change of control” that would require us to repurchase the notes, notwithstanding the fact that such corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the notes. See “Description of Notes — Repurchase at the Option of Holders — Change of Control.”

The change of control put right might not be enforceable.

The Chancery Court of Delaware has raised the possibility that a change of control put right occurring as a result of a failure to have “continuing directors” comprising a majority of a board of directors may be unenforceable on public policy grounds. Therefore, in certain circumstances involving a significant change in the composition of our Board of Directors, holders of the notes may not be entitled a change of control put right. See “Description of Notes — Repurchase at the Option of Holders — Change of Control.”

If the notes are rated investment grade at any time by either S&P or Moody’s, certain covenants contained in the indenture will be terminated, and the holders of the notes will lose the protection of these covenants.

The indenture governing the notes contains certain covenants that will be terminated and cease to have any effect from and after the first date when the notes are rated investment grade by either S&P or Moody’s. See “Description of Notes — Certain Covenants — Covenant Termination.” These covenants restrict, among other things, our ability to pay dividends or make other restricted payments, incur additional debt and to enter into certain types of transactions. Because these restrictions would not apply to the notes at any time after the notes have achieved an investment grade rating (even if such notes are subsequently rated below investment grade), the holders of the notes would not be able to prevent us from incurring substantial additional debt, paying dividends or making other restricted payments or entering into certain types of transactions.

No assurance can be given as to the maintenance or liquidity of any trading market for the notes.

We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. Although we expect the new notes offered hereby will be fungible with the existing notes, for which a trading market currently exists, we cannot guarantee:

•	that such trading market will be maintained;

•	the liquidity of any trading market for the notes;

•	your ability to sell the notes at any time or at all; or

•	the price at which you would be able to sell the notes.

The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors.

The unaudited pro forma condensed combined financial information incorporated by reference in this prospectus supplement is presented for illustrative purposes only and may not be reflective of the operating results and financial condition of the combined company following completion of the Health Net Merger.

The unaudited pro forma condensed combined financial information incorporated by reference in this prospectus supplement is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the Health Net Merger been completed on the dates indicated. Further, the combined company’s actual results and financial position after the Health Net Merger may differ materially and adversely from the unaudited pro forma condensed combined financial data that is incorporated by reference in this prospectus supplement. The unaudited pro forma condensed combined financial information reflects adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities assumed by us. The final acquisition accounting will be based upon the actual purchase price and the fair value of the assets and liabilities of Health Net as of March 24, 2016. In addition, there will continue to be further refinements of the acquisition accounting as information continues to be reviewed. Accordingly, the final acquisition accounting may differ materially from the pro forma condensed combined financial information incorporated by reference in this prospectus supplement. See “Unaudited Pro Forma Condensed Financial Statements” included in our Current Report on Form 8-K dated January 26, 2016, as updated by our Current Report on Form 8-K/A dated May 10, 2016, each incorporated by reference in this prospectus supplement, for more information.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $504 million, after deducting underwriting discounts and commissions and estimated expenses of the offering, but including interest accrued from May 15, 2016. We intend to use the net proceeds from this offering to repay approximately $504 million aggregate principal amount of outstanding borrowings under our Revolving Credit Facility.

At our option, borrowings under our Revolving Credit Facility bear interest at LIBOR, EURIBOR, CDOR or base rates plus, in each case, an applicable margin. Applicable margins for LIBOR, EURIBOR and CDOR range from 100 to 187.5 basis points and applicable margins for base rate loans range from 0 to 87.5 basis points, in each case, determined based on our total debt-to-EBITDA ratio. Our weighted average interest rate on outstanding borrowings under our Revolving Credit Facility at March 31, 2016 was 4.25%. Our Revolving Credit Facility will mature in March 2021. Affiliates of each underwriter of this offering other than Evercore Group L.L.C. are lenders under our Revolving Credit Facility and will receive a portion of the offering proceeds pursuant to repayments being made under our Revolving Credit Facility.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of March 31, 2016, (1) on an actual basis and (2) on an as adjusted basis, after giving effect to the issuance and sale of the notes offered hereby and the application of the net proceeds therefrom as described under “Use of Proceeds.”

You should read this table in conjunction with “Use of Proceeds” and the financial statements incorporated by reference in this prospectus supplement.

	March 31, 2016
	Actual	As Adjusted
	(in millions)
Unregulated cash, investments and restricted deposits	$139	$139
Regulated cash, investments and restricted deposits	7,682	7,682

Total cash, investments and restricted deposits	$7,821	$7,821

Revolving Credit Facility(1)	$515	$11
5.75% senior notes due 2017	425	425
Health Net 6.375% senior notes due 2017	400	400
5.625% senior notes due 2021	1,400	1,400
4.75% senior notes due 2022(2)	500	1,000
6.125% senior notes due 2024	1,000	1,000
Unamortized premium on senior notes	20	29
Interest rate swaps	12	12
Mortgage notes payable	66	66
Capital leases and other	5	5
Debt issuance costs	(63)	(70)

Total debt	$4,280	$4,278
Stockholders’ equity	5,309	5,309

Total capitalization	$9,589	$9,587

(1)	Subsequent to March 31, 2016 but prior to this offering, we borrowed $65 million under our Revolving Credit Facility, and as of June 7, 2016, the amount outstanding under our Revolving Credit Facility was $580 million. In addition, as of June 7, 2016, we had approximately $93 million of issued and outstanding undrawn letters of credit, of which $52 million are issued under our Revolving Credit Facility. As of June 7, 2016, after giving effect to this offering and the application of the net proceeds therefrom, there will be $872 million of available and undrawn borrowings under our Revolving Credit Facility (with an uncommitted option to increase our Revolving Credit Facility by up to $250 million) and all of the issued undrawn letters of credit will remain outstanding.
(2)	As Adjusted column includes the new notes offered hereby.

DESCRIPTION OF OTHER INDEBTEDNESS

Revolving Credit Facility

On March 24, 2016, we entered into a new credit agreement (the “Credit Agreement”) by and among us, Wells Fargo Bank, National Association, as administrative agent, and the lenders and other parties thereto, providing for a $1 billion unsecured multi-currency revolving credit facility (the “Revolving Credit Facility”), with a $300 million sub-limit for letters of credit and a $100 million sub-limit for swingline loans. The Credit Agreement allows for an additional $250 million of incremental loans by way of a new term loan facility or an increase in the revolving commitments, subject to satisfaction of certain conditions.

At our option, borrowings under the Credit Agreement bear interest at LIBOR, EURIBOR, CDOR or base rates plus, in each case, an applicable margin. Applicable margins for LIBOR, EURIBOR and CDOR range from 100 to 187.5 basis points and applicable margins for base rate loans range from 0 to 87.5 basis points, in each case, determined based on our total debt-to-EBITDA ratio. Additionally, there is a facility fee ranging from 25 to 37.5 basis points on the commitments of the lenders and a letter of credit fee ranging from 100 to 187.5 basis points on letters of credit issued, in each case, determined based on our total debt-to-EBITDA ratio. Our Revolving Credit Facility will mature on March 24, 2021.

The Credit Agreement contains financial covenants, including a minimum fixed charge coverage ratio and a maximum total debt-to-EBITDA ratio. The Credit Agreement also contains customary covenants that restrict us and our subsidiaries in respect of, among other things, mergers and consolidations, sales of all or substantially all of our assets, the incurrence of debt and liens, change in the nature of our business, transactions with affiliates and the making of certain investments and restricted payments. The Credit Agreement is subject to acceleration upon the occurrence of an event of default, which includes, among others things, cross-default with regard to indebtedness of Centene or its subsidiaries in excess of $100 million in the aggregate; cross-default with regard to Centene’s outstanding notes; the occurrence of a change of control (as defined in the Credit Agreement); entry of judgment or order to pay of $100 million or more which is not stayed; the occurrence of certain bankruptcy events; failure to make payments under the Credit Agreement when due; breach of representations and warranties or covenants under the Credit Agreement; and invalidity of loan documents.

Health Net 6.375% Senior Notes due 2017

In connection with the closing of the Health Net acquisition, we assumed the aggregate principal amount of Health Net’s $400 million 6.375% Senior Notes due 2017 (the “Health Net notes”), recorded at acquisition date fair value of $418 million.

The indenture governing the Health Net notes contains non-financial covenants of Health Net, Inc. Interest is paid semi-annually in June and December.

5.75% Senior Notes due 2017

In May 2011, we issued $250 million non-callable 5.75% senior notes due 2017 (the “5.75% notes”) at a discount to yield 6%. In connection with the May 2011 issuance, we entered into an interest rate swap for a notional amount of $250 million.

In November 2012, we issued an additional $175 million non-callable 5.75% senior notes due 2017 (the “2017 add-on notes”) at a premium to yield 4.29%. The indenture governing the 5.75% notes and the 2017 add-on notes contains non-financial and financial covenants, including requirements of a minimum fixed charge coverage ratio that, subject to certain exceptions, must be satisfied before additional indebtedness may be incurred. Interest is paid semi-annually in June and December. At March 31, 2016, including the total net unamortized debt premium, the carrying value of the 5.75% notes and 2017 add-on notes was $427 million.

5.625% Senior Notes due 2021

In February 2016, Centene Escrow Corporation (the “Escrow Issuer”), our wholly owned subsidiary, issued $1.4 billion aggregate principal amount of 5.625% senior notes due 2021 (the “2021 notes”). The 2021 notes were sold to qualified institutional buyers in reliance on Rule 144A and outside the United States to non-U.S. persons in reliance on Regulation S. In connection with the Health Net acquisition, the Escrow Issuer merged with and into Centene, with Centene as the surviving entity, and by entry into a supplemental indenture, Centene assumed all of the Escrow Issuer’s obligations as the issuer under the 2021 notes and the related indenture. Centene also entered into a counterpart to the registration rights agreement between the Escrow Issuer and the initial purchasers of the 2021 notes, pursuant to which Centene became a party to the registration rights agreement. On May 23, 2016, we filed a Registration Statement on Form S-4 with the SEC related to the exchange of the 2021 notes for new notes whose form and terms will be identical in all material respects to the 2021 notes but will not contain the transfer restrictions or registration rights applicable to the 2021 notes.

The indenture governing the 2021 notes contains non-financial and financial covenants, including requirements of a minimum fixed charge coverage ratio that, subject to certain exceptions, must be satisfied before additional indebtedness may be incurred. Interest is paid semi-annually in February and August. At March 31, 2016, including the total net unamortized debt premium, the carrying value of the 2021 notes was $1,400 million.

6.125% Senior Notes due 2024

In February 2016, the Escrow Issuer, our wholly-owned subsidiary, issued $1.0 billion aggregate principal amount of 6.125% senior notes due 2024 (the “2024 notes”). The 2024 notes were sold to qualified institutional buyers in reliance on Rule 144A and outside the United States to non-U.S. persons in reliance on Regulation S. In connection with the Health Net acquisition, the Escrow Issuer merged with and into Centene, with Centene as the surviving entity, and by entry into a supplemental indenture, Centene assumed all of the Escrow Issuer’s obligations as the issuer under the 2024 notes and the related indenture. Centene also entered into a counterpart to the registration rights agreement between the Escrow Issuer and the initial purchasers of the 2024 notes, pursuant to which Centene became a party to the registration rights agreement. On May 23, 2016, we filed a Registration Statement on Form S-4 with the SEC related to the exchange of the 2024 notes for new notes whose form and terms will be identical in all material respects to the 2024 notes but will not contain the transfer restrictions or registration rights applicable to the 2024 notes.

The indenture governing the 2024 notes contains non-financial and financial covenants, including requirements of a minimum fixed charge coverage ratio that, subject to certain exceptions, must be satisfied before additional indebtedness may be incurred. Interest is paid semi-annually in February and August. At March 31, 2016, including the total net unamortized debt premium, the carrying value of the 2024 notes was $1,000 million.

Letters of Credit & Surety Bonds

We had outstanding letters of credit of $53 million as of March 31, 2016, which were not issued under our Revolving Credit Facility. The Company also had letters of credit for $52 million (valued at the March 31, 2016 conversion rate), or €46 million, representing the Company’s proportional share of the letters of credit issued to support the outstanding debt of Ribera Salud S.A., a Spanish health management group of which the Company is a non-controlling shareholder, and which are issued under our Revolving Credit Facility. Collectively, the letters of credit bore interest at 1.51% as of March 31, 2016. We had outstanding surety bonds of $386 million as of March 31, 2016.

DESCRIPTION OF NOTES

The 4.75% senior notes due 2022 offered hereby, which are referred to herein as the “new notes,” are an additional issuance of 4.75% senior notes due 2022. The new notes offered hereby will be treated as a single series with and will have the same terms and CUSIP number as the $300,000,000 aggregate principal amount of 4.75% senior notes due 2022, originally issued on April 29, 2014, and the $200,000,000 aggregate principal amount of 4.75% senior notes due 2022, originally issued on January 14, 2015, which are referred to collectively herein as the “existing notes,” pursuant to the indenture (the “indenture”), dated April 29, 2014, between Centene and The Bank of New York Mellon Trust Company, N.A., as Trustee. Centene will issue the new notes under the indenture, and the new notes and the existing notes will vote as one class under the indenture. As used herein, the term “notes” refers to both the new notes and the existing notes. This description supplements and, to the extent inconsistent therewith, replaces the descriptions of the general terms and provisions contained in “Description of Debt Securities” in the accompanying prospectus.

You can find the definitions of certain terms used in this “Description of Notes” under the subheading “Certain Definitions.” In this “Description of Notes,” references to “Centene,” “we,” “us” and “our” refer only to Centene Corporation and not to any of its subsidiaries.

The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

This “Description of Notes” and the “Description of Debt Securities” in the accompanying prospectus are a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it, and not this description or the “Description of Debt Securities” in the accompanying prospectus, defines your rights as holders of the notes. Copies of the indenture are available upon request to Centene at the address indicated under “Where You Can Find More Information” elsewhere in this prospectus supplement. Certain defined terms used in this “Description of Notes” but not defined below under “— Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes

The Notes

The notes:

•	will be senior unsecured obligations of Centene;

•

will be equal in right of payment to all existing and future senior Indebtedness of Centene, including Centene’s obligations under the 2017 Notes, the 2021 Notes, the 2024 Notes and the Credit Agreement;

•	will be effectively subordinate in right of payment to any existing or future secured Indebtedness of Centene to the extent of the value of the assets securing such Indebtedness; and

•	will be senior in right of payment to any future subordinated Obligations of Centene.

None of Centene’s subsidiaries will guarantee the notes. As a result, the notes will be structurally subordinated to all Indebtedness and other liabilities (including medical claims liability, accounts payable and accrued expenses, unearned revenue and other long term liabilities) of Centene’s subsidiaries, including the Health Net Notes. Any right of Centene to receive assets of any of its subsidiaries upon the subsidiary’s liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors, except to the extent that Centene is itself recognized as a creditor of the subsidiary, in which case the claims of Centene would still be effectively subordinated to any secured indebtedness of such subsidiary to the extent of the value of the assets securing such indebtedness and subordinate in right of payment to any indebtedness of the subsidiary senior to that held by Centene.

All of Centene’s operations are conducted through its subsidiaries. Therefore, Centene’s ability to service its Indebtedness, including the notes, is dependent upon the earnings of its subsidiaries and their ability to distribute those earnings as dividends, loans or other payments to Centene. Certain of Centene’s subsidiaries are restricted by statute, regulatory capital requirements and certain contractual obligations in their ability to make distributions to Centene. As a result, we may not be able to cause such subsidiaries to distribute sufficient funds to enable us to meet our obligations under the notes. See “Risk Factors — Risks Related to the Notes — Because we are a holding company and depend entirely on cash flow from our subsidiaries to meet our obligations, your right to receive payment on the notes will be effectively subordinated to our subsidiaries’ obligations.”

As of March 31, 2016, as adjusted to give effect to this offering and the use of proceeds therefrom, Centene had approximately $3,836 million of Senior Debt outstanding and approximately $105 million of issued and undrawn letters of credit, and Centene’s subsidiaries had approximately $9,297 million of indebtedness and other liabilities outstanding, including medical claims liability, accounts payable and accrued expenses, unearned revenue and other long term liabilities (excluding intercompany liabilities). In addition, as of March 31, 2016, as adjusted to give effect to this offering and the use of proceeds therefrom, Centene had $937 million of available and undrawn borrowings under the Revolving Credit Facility (with an uncommitted option to increase the Revolving Credit Facility by up to $250 million). Of the outstanding letters of credit referenced above, $52 million are issued under the Revolving Credit Facility.

As of the date hereof, all of our direct and indirect subsidiaries are “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture.

Principal, Maturity and Interest

This offering of $500 million aggregate principal amount of new notes will constitute an additional issuance of the notes. The new notes offered hereby constitute “Additional Notes” under the indenture. The existing notes, the new notes offered hereby and any Additional Notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions, and offers to purchase. Centene will issue new notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes will mature on May 15, 2022. Interest on the notes accrues at the rate of 4.75% per annum and is payable semi-annually in arrears on May 15 and November 15 to the holders of record on the immediately preceding May 1 and November 1. Interest payments on the new notes will be paid commencing on November 15, 2016.

Interest on the new notes will be deemed to have accrued from May 15, 2016. After November 15, 2016, interest will accrue from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

All payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Centene elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The Trustee is currently acting as the paying agent and registrar. Centene may change the paying agent or registrar without prior notice to the holders of the notes, and Centene or any of its Restricted Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the Trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Centene is not required to transfer or exchange any note selected for redemption. Also, Centene is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Optional Redemption

Except as set forth below, the notes are not redeemable at Centene’s option prior to May 15, 2019. At any time prior to May 15, 2019, Centene may redeem all or any portion of the notes, at once or over time, upon notice as described below under the caption “— Selection and Notice,” at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the redemption date (subject to the rights of holders of the notes of record on the relevant record date to receive interest due on an interest payment date falling prior to the redemption date).

On or after May 15, 2019, Centene may redeem all or any portion of the notes, at once or over time, upon notice as described below under the caption “— Selection and Notice.” The notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of the notes of record on the relevant record date to receive interest due on an interest payment date falling prior to the redemption date). The following prices are for notes redeemed during the 12-month period commencing on May 15 of the years set forth below, and are expressed as percentages of principal amount.

Year	Redemption Price
2019	102.375%
2020	101.188%
2021 and thereafter	100.000%

Any redemption of the notes may, at Centene’s discretion, be subject to one or more conditions precedent. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in Centene’s discretion, the redemption date may be delayed until such time as any or all of such conditions shall be satisfied (or waived by Centene in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by Centene in its sole discretion) by the redemption date, or by the redemption date so delayed.

Selection and Notice

If less than all of the notes are to be redeemed at any time, such notes to be redeemed shall be selected in accordance with the operating procedures of The Depository Trust Company (“DTC”).

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on notes or portions of them called for redemption.

The Trustee shall not be responsible for any actions taken or not taken by DTC.

Mandatory Redemption

Centene is not required to make mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, Centene may be required to offer to purchase notes as described below under the captions “— Repurchase at the Option of Holders — Change of Control” and “— Repurchase at the Option of Holders — Asset Sales.” Centene may at any time and from time to time purchase notes in the open market or otherwise.

Repurchase at the Option of Holders

Change of Control

Upon the occurrence of a Change of Control, each holder of notes will have the right to require Centene to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, Centene will offer a payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date falling prior to the date of purchase).

Within 30 days following the date upon which the Change of Control occurred Centene will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in the notice (the “Change of Control Payment Date”), which date will be no earlier than 30 days and no later than 60 days from the date of such Change of Control, pursuant to the procedures required by the indenture and described in such notice. Centene will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the change of control provisions of the indenture, Centene will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the change of control provisions of the indenture by virtue of such compliance. On the Change of Control Payment Date, Centene will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered and not withdrawn pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered and not withdrawn; and

(3) deliver or cause to be delivered to the Trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by Centene.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to the unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

Centene will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

Under clause (4) of the definition of Change of Control, a Change of Control will occur when a majority of Centene’s Board of Directors are not Continuing Directors. In a decision in connection with a proxy contest, the Delaware Court of Chancery has held that the occurrence of a change of control under a similar indenture provision may nevertheless be avoided if the existing directors were to approve the slate of new director nominees (who would constitute a majority of the new board) as “continuing directors,” provided the incumbent directors give their approval in the good faith exercise of their fiduciary duties owed to the corporation and its stockholders. Therefore, in certain circumstances involving a significant change in the composition of Centene’s Board of Directors, including in connection with a proxy contest where Centene’s Board of Directors does not endorse a dissident slate of directors but approves them as Continuing Directors, holders of the notes may not be entitled to require Centene to make a Change of Control Offer.

The Credit Agreement, the 2017 Indenture, the 2021 Indenture and the 2024 Indenture provide that certain change of control events with respect to Centene will constitute a default thereunder. Any future credit agreements or other agreements to which Centene becomes a party may contain similar restrictions and provisions. The occurrence of a Change of Control may result in a default under other Indebtedness of Centene and its Subsidiaries, giving the lenders thereunder the right to require Centene to repay obligations outstanding thereunder. Centene’s ability to repurchase notes following a Change of Control also may be limited by Centene’s then existing resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. Centene’s failure to repurchase notes in connection with a Change of Control would result in a Default under the indenture. Such a Default would, in turn, constitute a default under existing debt of Centene and may constitute a default under future debt as well. Centene’s obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of a majority in principal amount of the notes. See “— Amendment, Supplement and Waiver.”

The provisions of the indenture would not necessarily afford holders of the notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving Centene that may adversely affect the holders.

Centene will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Centene and purchases all notes properly tendered and not withdrawn under the Change of Control Offer. A Change of Control Offer may be made in advance of a Change of Control and may be conditional upon the occurrence of a Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Centene and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Centene to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Centene and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

Centene will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Centene (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets sold, leased, transferred, conveyed or otherwise disposed of or Equity Interests of any Restricted Subsidiary of Centene issued, sold, transferred, conveyed or otherwise disposed of as determined in good faith by Centene’s management;

(2) at least 75% of the consideration received in the Asset Sale by Centene or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this clause (2), each of the following will be deemed to be cash:

(a) any liabilities, as shown on Centene’s or such Restricted Subsidiary’s most recent balance sheet prepared in accordance with GAAP, of Centene or any of its Restricted Subsidiaries (other than contingent liabilities and liabilities that are by their terms subordinated to the notes) that are assumed by the transferee (or a third party on behalf of the transferee) of any such assets whereby Centene or such Restricted Subsidiary is released from further liability whether specifically agreed by such transferee or third party or by operation of law;

(b) any securities, notes or other obligations received by Centene or any such Restricted Subsidiary from such transferee that are converted by Centene or such Restricted Subsidiary into cash or Cash Equivalents within 180 days, to the extent of the cash or Cash Equivalents received in that conversion; and

(c) any Designated Non-cash Consideration received by Centene or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) not to exceed 5.0% of the Consolidated Total Assets as of the end of the most recently ended fiscal quarter for which internal financial statements are available prior to the date on which such Designated Non-cash Consideration is received (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value) shall be deemed to be cash for purposes of this paragraph and for no other purpose; and

(3) Centene delivers an officers’ certificate to the Trustee certifying that such Asset Sale complies with the foregoing clauses (1) and (2).

To the extent that the Fair Market Value of any Asset Sale exceeds 10% of Consolidated Total Assets as of the end of the most recently ended fiscal quarter for which internal financial statements are available prior to the date on which such Net Proceeds are received (with the Fair Market Value of each Asset Sale being measured at the time of such Asset Sale), then within 365 days after the receipt of any Net Proceeds from any such Asset Sale, Centene or such Restricted Subsidiary may apply those Net Proceeds (but shall only be required to apply that portion of the Net Proceeds from such Asset Sale that exceeds 10% of Consolidated Total Assets) at its option (or any portion thereof):

(1) to permanently repay Senior Debt of Centene (other than Indebtedness owed to Centene or any Affiliate of Centene) and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) to acquire all or substantially all of the assets of, or all of the Capital Stock of, another Person engaged in a Permitted Business; or

(3) to acquire other long-term assets or property that are used in a Permitted Business;

provided that a binding commitment to apply Net Proceeds as set forth in clauses (1), (2) and (3) above shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as Centene or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, then Centene or such Restricted Subsidiary shall be permitted to apply the Net Proceeds in any manner set forth in clauses (1), (2) and (3) above before the expiration of such 180-day period and, in the event Centene or such Restricted Subsidiary fails to do so, then such Net Proceeds shall constitute Excess Proceeds (as defined below). Pending the final application of any Net Proceeds, Centene may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that were required to be applied in accordance with the first sentence of the immediately preceding paragraph and that are not so applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $40.0 million, within 30 calendar days thereof, Centene will make an offer (an “Asset Sale Offer”) to all holders of notes to purchase the maximum principal amount of notes and, if Centene is required to do so under the terms of any other Indebtedness that is pari passu with the notes, such other Indebtedness on a pro rata basis with the notes that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of the purchase of all properly tendered and not withdrawn notes pursuant to an Asset Sale Offer, Centene may use such remaining Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Centene will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Centene will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

Certain Covenants

Covenant Termination

Following the first day:

(a) the notes have an Investment Grade Rating; and

(b) no Default has occurred and is continuing under the indenture;

Centene and its Restricted Subsidiaries shall cease to be subject to the provisions of the indenture summarized under the subheadings below:

•	“Restricted Payments,”

•	“Incurrence of Indebtedness and Issuance of Preferred Stock,”

•	“Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries,”

•	“Limitation on Issuances of Guarantees of Indebtedness,”

•	“Transactions with Affiliates” and

•	“Repurchase at the Option of Holders — Asset Sales,” described above

(collectively, the “Terminated Covenants”). No Default, Event of Default or breach of any kind shall be deemed to exist under the indenture or the notes with respect to the Terminated Covenants based on, and none of Centene or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring after the notes attain an Investment Grade Rating, regardless of whether such actions or event would have been permitted if the applicable Terminated Covenants remained in effect. The Terminated Covenants will not be reinstated even if Centene subsequently does not satisfy the requirements set forth in clauses (a) and (b) above. After the Terminated Covenants have been terminated, Centene and its Restricted Subsidiaries shall remain subject to the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and described under the following subheadings:

•	“Liens,”

•	“Merger, Consolidation or Sale of Assets” (other than the financial test set forth in clause (4) of that covenant),

•	“Payments for Consent” and

•	“SEC Reports.”

Restricted Payments

Centene will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution (A) on account of Centene’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Centene or any of its Restricted Subsidiaries) or (B) to the direct or indirect holders of Centene’s or any Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions (i) payable in Equity Interests (other than Disqualified Stock) of Centene or (ii) to Centene or a wholly owned Restricted Subsidiary or to all holders of Capital Stock of such Restricted Subsidiary on a pro rata basis);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Centene) any Equity Interests of Centene or any of its Restricted Subsidiaries (other than any such Equity Interests owned by Centene or any of its Restricted Subsidiaries);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Obligations, except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (3) above and this clause (4) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(a) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(b) Centene would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the most recently ended four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Centene and the Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (5), (6), (7) and (9) of the next succeeding paragraph), is less than the sum, without duplication, of:

(I) 50% of the Consolidated Net Income of Centene for the period (taken as one accounting period) from the beginning of the first full fiscal quarter during which the Issue Date falls to the end of Centene’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(II) 100% of the aggregate net cash proceeds and the Fair Market Value of property other than cash received by Centene since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of Centene (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Centene, in either case, that have been converted into or exchanged for such Equity Interests of Centene (other than Equity Interests or Disqualified Stock or debt securities sold to a Subsidiary of Centene), plus

(III) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the cash proceeds and Fair Market Value, of property and marketable securities received with respect to such Restricted Investment (less the cost of disposition, if any), plus

(IV) to the extent any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary under the terms of the indenture or has been merged, consolidated or amalgamated with or into, or transfers or conveys assets to, or is liquidated into Centene or a Restricted Subsidiary, an amount equal to the Fair Market Value of Centene’s and the Restricted Subsidiaries’ aggregate Investment in such Unrestricted Subsidiary as of the date of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), plus

(V) $330.0 million.

So long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend or consummation of any redemption within 60 days after the date of declaration of the dividend or the giving of a redemption notice related thereto, if at the date of declaration or the giving of a redemption notice related thereto the dividend payment or redemption would have complied with the provisions of the indenture;

(2) the redemption, repurchase, retirement, repayment, defeasance or other acquisition of any Subordinated Obligations of Centene or of any Equity Interests of Centene in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of Centene) of, Equity Interests of Centene (other than Disqualified Stock); provided, however, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, repayment, defeasance or other acquisition will be excluded from clause (c)(II) of the preceding paragraph;

(3) the redemption, repurchase, repayment, retirement, defeasance or other acquisition of any Subordinated Obligations of Centene with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; provided, however, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, repayment, retirement, defeasance or other acquisition will be excluded from clause (c)(II) of the preceding paragraph;

(4) the redemption, repurchase or other acquisition or retirement for value of any Equity Interests of Centene or any Restricted Subsidiary of Centene (a) held by any current or former director, officer, employee or consultant (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) of Centene (or any of its Restricted Subsidiaries) pursuant to any management equity subscription plan or agreement, stock option or stock purchase plan or agreement or employee benefit plan as may be adopted by Centene from time to time or pursuant to any agreement with any director, officer, employee or consultant of Centene or (b) from an employee of Centene upon the termination of such employee’s employment with Centene; provided, however, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests in reliance on this clause (4) may not exceed $15.0 million in any twelve-month period, with any unused amounts in any twelve-month period being carried forward to the next two succeeding twelve-month periods; and provided further, that such amount in any twelve-month period may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of Centene, in each case to members of management, directors or consultants of Centene, any of its Subsidiaries that occurs after the Issue Date, provided that such cash proceeds utilized for redemptions, repurchases or other acquisitions or retirements will be excluded from clause (c)(II) of the preceding paragraph plus (B) the cash proceeds of “key man” life insurance policies received by Centene or its Restricted Subsidiaries after the Issue Date (provided that Centene may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any twelve-month period, it being understood that the forgiveness of any debt by such Person shall not be a Restricted Payment hereunder) less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4));

(5) repurchases, acquisitions or retirements of Capital Stock of Centene deemed to occur upon the exercise or vesting of stock options, warrants or restricted stock or similar rights under employee benefit plans of Centene or its Subsidiaries if such Capital Stock represents all or a portion of the exercise price thereof or withholding tax thereon;

(6) redemptions of Capital Stock consisting of common stock of Centene, so long as the Total Debt Ratio is no more than 2.25 to 1.0, both as of the date thereof (based on a computation period of the twelve calendar month period most recently ended) and on a pro forma basis after giving effect to such redemption;

(7) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of Centene; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors of Centene);

(8) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Obligations or Disqualified Stock pursuant to provisions substantially identical to those described above under the captions “— Repurchase at the Option of Holders — Change of Control” and “— Repurchase at the Option of Holders — Asset Sales”; provided that a Change of Control Offer or Asset Sale Offer, as applicable, has been made and all notes tendered by holders of the notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(9) other Restricted Payments in an aggregate amount, which, when taken together with all other Restricted Payments made pursuant to this clause (9), not to exceed the greater of (x) $225.0 million and (y) 5.0% of Consolidated Total Assets; and

(10) the payment by Centene of dividends on its common stock in an aggregate annual amount of $25.0 million.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the assets, property or securities proposed to be transferred or issued by Centene or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. If Centene or a Restricted Subsidiary makes a Restricted Payment which at the time of the making of such Restricted Payment would, in the good faith determination of Centene, be permitted under the provisions of the indenture, such Restricted Payment shall be deemed to have been made in compliance with the indenture notwithstanding any subsequent adjustments made in good faith to Centene financial statements affecting Consolidated Net Income of Centene for any period.

In the event that a Restricted Payment or Permitted Investment meets the criteria of more than one of the types of Restricted Payments described in the above paragraphs of this covenant or Permitted Investments described in the definition thereof, Centene in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Restricted Payment or Permitted Investment in any manner that complies with this covenant and such Restricted Payment or Permitted Investment shall be treated as having been made pursuant only to the clause or clauses of this covenant or of the definition of Permitted Investment to which such Restricted Payment or Permitted Investment has been classified or reclassified.

Incurrence of Indebtedness and Issuance of Preferred Stock

Centene will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Centene will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock (including Disqualified Stock) other than to Centene; provided, however, that Centene may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and any Guarantor may incur Indebtedness (including Acquired Debt), if the Fixed Charge Coverage Ratio for Centene’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

So long as no Default shall have occurred or be continuing or would be caused thereby, the first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by Centene or any Restricted Subsidiary of additional Indebtedness and letters of credit under one or more Credit Facilities; provided that the aggregate principal amount of all Indebtedness and letters of credit of Centene and any Restricted Subsidiaries incurred pursuant to this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Centene and any Restricted Subsidiaries thereunder) does not exceed the greater of (x) $800.0 million and (y) 20.0% of Consolidated Total Assets (less the aggregate principal amount of Indebtedness incurred by Securitization Subsidiaries and then outstanding pursuant to clause (13));

(2) the incurrence by Centene and any of the Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by Centene and any of its Restricted Subsidiaries of Indebtedness represented by the notes issued on the Issue Date;

(4) the incurrence by Centene or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Centene or such Restricted Subsidiary in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (x) $100.0 million and (y) 2.5% of Consolidated Total Assets at any time outstanding;

(5) the incurrence by Centene or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, defease, renew, refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was incurred under the first paragraph of this covenant or clauses (2), (3), (4), or this clause (5) of this paragraph;

(6) the incurrence by Centene or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Centene and any of its Restricted Subsidiaries; provided, however, that (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a

Person other than Centene or a Restricted Subsidiary and (ii) any subsequent sale or other transfer of any such Indebtedness to a Person that is not either Centene or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Centene or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) Indebtedness arising from agreements of Centene or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earn out or other similar Obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or shares of Capital Stock of a Restricted Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or shares of Capital Stock of a Restricted Subsidiary for the purpose of financing such acquisition;

(8) the incurrence of Indebtedness of Centene or any of its Restricted Subsidiaries represented by (a) letters of credit for the account of Centene or any of its Restricted Subsidiaries or (b) other obligations to reimburse third parties pursuant to any surety bond, performance bond or other similar arrangements, which letters of credit or other obligations, as the case may be, are intended to provide security for provider claims, workers’ compensation claims, payment obligations in connection with sales tax and insurance or other similar requirements in the ordinary course of business;

(9) the incurrence by Centene or any of its Restricted Subsidiaries of Hedging Obligations; provided that such Hedging Obligations are related to business transactions of Centene or its Restricted Subsidiaries entered into in the ordinary course of business and are entered into for bona fide hedging purposes (and not for speculative purposes) of Centene or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of Centene);

(10) the Guarantee by Centene or any of the Restricted Subsidiaries of Indebtedness of Centene or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is incurred by Centene and is subordinated to the notes, then the Guarantee of such Indebtedness by any of its Restricted Subsidiaries shall be subordinated to the same extent as the Indebtedness guaranteed;

(11) Indebtedness incurred by a Foreign Restricted Subsidiary which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (11) and then outstanding, does not exceed the greater of (x) $150.0 million or (y) 3.25% of Centene’s Consolidated Total Assets;

(12) Acquired Debt or other Indebtedness, which, in the case of other Indebtedness, is incurred reasonably contemporaneously to finance an acquisition, merger, consolidation or amalgamation; provided that after giving effect thereto, (a) Centene would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test in the first paragraph above, or (b) the Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding such incurrence for which internal financial statements are available would be no worse than immediately prior thereto;

(13) Indebtedness incurred by a Securitization Subsidiary in connection with a Qualified Securitization Transaction that is not recourse with respect to Centene and its Restricted Subsidiaries; provided, however, that in the event such Securitization Subsidiary ceases to qualify as a Securitization Subsidiary or such Indebtedness becomes recourse to Centene or any of its Restricted Subsidiaries, such Indebtedness will, in each case, be deemed to be, and must be classified by Centene as, incurred at such time (or at the time initially incurred) under one more of the other provisions of this covenant;

(14) the incurrence by Centene or any Restricted Subsidiary of Indebtedness to the extent the proceeds thereof are used to purchase notes pursuant to a Change of Control Offer or to defease or discharge notes in accordance with the terms of the indenture;

(15) the incurrence by Centene or any Restricted Subsidiary of Indebtedness consisting of (a) the financing of insurance premiums or (b) take or pay obligations in supply agreements, in each case in the ordinary course of business;

(16) Real Estate Indebtedness not to exceed in the aggregate at any one time outstanding the greater of (x) $250.0 million or (y) 5.0% of Centene’s Consolidated Total Assets;

(17) Indebtedness in respect of secured or unsecured letters of credit incurred by Centene or any Restricted Subsidiary in an aggregate principal amount not to exceed $200.0 million;

(18) the incurrence by Centene or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to extend, defease, renew, refund, refinance or replace any Indebtedness incurred pursuant to this clause (18), not to exceed the greater of (x) $225.0 million and (y) 5.0% of Consolidated Total Assets;

(19) Indebtedness of Centene or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds; provided that such Indebtedness is satisfied within five business days of incurrence; and

(20) Indebtedness of Centene or any Restricted Subsidiary in respect of cash management services entered into in the ordinary course of business and Guarantees of the Obligations of Centene or any Restricted Subsidiary in respect of such indebtedness.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (20) above or is entitled to be incurred pursuant to the first paragraph of this covenant, in each case, as of the date of incurrence thereof, Centene shall, in its sole discretion, classify (or later reclassify in whole or in part), or divide (or later redivide in whole or in part) such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and such Indebtedness will be treated as having been incurred pursuant to such clauses or the first paragraph hereof, as the case may be, designated by Centene. Indebtedness under Credit Facilities outstanding on the Issue Date will at all times be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest or dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Equity Interests as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Centene or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of Indebtedness outstanding as of any date shall be (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, (2) the principal amount thereof, in the case of any other Indebtedness, (3) in the case of the Guarantee by the specified Person of any indebtedness of any other Person, the maximum liability to which the specified Person may be subject upon the occurrence of the contingency giving rise to the obligation and (4) in the case of Indebtedness of others guaranteed by means of a Lien on any asset of the specified Person, the lesser of (A) the Fair Market Value of such asset on the date on which Indebtedness is required to be determined pursuant to the indenture and (B) the amount of the Indebtedness so secured.

Centene will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated to any other Indebtedness of Centene or such Restricted Subsidiary, as the case may be, unless made expressly subordinate to the notes to the same extent and in the same manner as such Indebtedness is subordinated pursuant to subordination provisions that are most favorable to the holders of any other Indebtedness of Centene or such Restricted Subsidiary, as the case may be.

Liens

Centene will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or assume or otherwise cause or suffer to exist or become effective any consensual Liens of any kind (other than

Permitted Liens) against or upon any of their respective properties or assets, now owned or hereafter acquired, or any proceeds, income or profit therefrom or assign or convey any right to receive income therefrom, to secure any Indebtedness of Centene unless prior to, or contemporaneously therewith, the notes are equally and ratably secured by a Lien on such property, assets, proceeds, income or profit; provided, however, that if such Indebtedness is expressly subordinated to the notes, the Lien securing such Indebtedness will be subordinated and junior to the Lien securing the notes with the same relative priority as such Indebtedness has with respect to the notes.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Centene will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any of its Restricted Subsidiaries to:

(a) pay dividends or make any other distributions on its Capital Stock to Centene or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to Centene or any of its Restricted Subsidiaries;

(b) make loans or advances to Centene or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to Centene or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities (including the Credit Agreement) as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive (as determined in good faith by the Board of Directors or senior management of Centene), taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(2) the indenture and the notes;

(3) applicable law, rule, regulation or order of, or arrangement with, any regulatory body or agency;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Centene or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) restrictions on cash or other deposits or net worth imposed by customers or governmental regulatory bodies or required by insurance, surety or bonding companies, in each case pursuant to contracts entered into in the ordinary course of business of Centene and its Restricted Subsidiaries;

(6) customary non-assignment provisions in leases and other contracts entered into in the ordinary course of business and consistent with industry practices;

(7) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (c) of the first paragraph of this covenant;

(8) any agreement for the sale or other disposition of a Restricted Subsidiary or the assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition or the sale or other disposition of its assets;

(9) Permitted Refinancing Indebtedness; provided, however, that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced (as determined in good faith by the Board of Directors or senior management of Centene);

(10) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “— Certain Covenants — Liens” that limit the right of the debtor to dispose of the assets subject to such Liens; and

(11) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business, which encumbrance or restriction is applicable only to the assets or property that are the subject of such agreements.

Merger, Consolidation or Sale of Assets

Centene may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Centene is the surviving corporation) or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of Centene in one or more related transactions, to another Person; unless:

(1) either:

(a) Centene is the surviving corporation; or

(b) the Person formed by or surviving any such consolidation or merger (if other than Centene) or to which such sale, assignment, transfer, conveyance or other disposition has been made (the “Surviving Entity”) is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Surviving Entity expressly assumes pursuant to a supplemental indenture all the Obligations of Centene under the notes and the indenture pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction no Default or Event of Default shall have occurred and be continuing; and

(4) except with respect to a consolidation or merger of Centene with or into a Restricted Subsidiary, Centene or the Surviving Entity would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the four full fiscal quarters immediately preceding such transaction for which internal financial statements are available, (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) have a Fixed Charge Coverage Ratio that is no worse than the Fixed Charge Coverage Ratio of Centene for the four full fiscal quarters immediately preceding such transaction for which internal financial statements are available.

For purposes of this covenant, the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of one or more Subsidiaries of Centene, which properties or assets, if held by Centene instead of such Subsidiaries, would constitute all or substantially all of the properties or assets of Centene on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties or assets of Centene.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Centene may designate any of its Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default and if that designation otherwise is consistent with the definition of an Unrestricted Subsidiary. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Centene and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments” or under the definition of “Permitted Investments,” as determined by Centene. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Transactions with Affiliates

Centene will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to Centene or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Centene or such Restricted Subsidiary with an unrelated Person; and

(2) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, the Board of Directors has determined that such Affiliate Transaction complies with this covenant and such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) transactions solely between or among Centene and/or any of its Restricted Subsidiaries or solely among its Restricted Subsidiaries;

(2) issuances or sales of Equity Interests of Centene (other than Disqualified Stock) to Affiliates of Centene;

(3) reasonable and customary directors’ fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of Centene or a Restricted Subsidiary entered into in the ordinary course of business;

(4) any payments or other transactions pursuant to the Tax Sharing Agreement;

(5) any Restricted Payments, Permitted Investments or other transactions made in compliance with the covenant described above under the caption “— Certain Covenants — Restricted Payments”;

(6) loans and advances to non-executive officers and employees of Centene or any of its Restricted Subsidiaries in the ordinary course of business made in accordance with the past practices of Centene or any of its Restricted Subsidiaries;

(7) any agreement as in effect on the Issue Date or any amendment thereto so long as any such amendment is not more disadvantageous to the holders in any material respect than the original agreement as in effect on the Issue Date;

(8) sales or other dispositions of accounts receivable or licensing royalties and related assets to a Securitization Subsidiary in a Qualified Securitization Transaction which are customarily transferred in such a transaction;

(9) any employment agreements, consultant agreements or employee benefit arrangements with any employee, consultant, officer or director of Centene or any of its Restricted Subsidiaries, including under any stock option, stock appreciation right, stock incentive or similar plan, entered into in the ordinary course of business and the transactions pursuant thereto;

(10) any transaction effected as part of a Qualified Securitization Transaction;

(11) transactions entered into by a Person prior to the time such Person becomes a Restricted Subsidiary or is merged or consolidated into Centene or a Restricted Subsidiary (provided such transaction is not entered into in contemplation of such event);

(12) transactions in which Centene or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to Centene or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to Centene or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Centene or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(13) (a) transactions with customers, clients, suppliers, landlords, lessors, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture that are fair to Centene, or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party (as determined in good faith by the Board of Directors or senior management of Centene) and (b) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(14) transactions with a Person that is an Affiliate of Centene solely because Centene, directly or indirectly, owns Equity Interests in such Person; and

(15) transactions with an Affiliate where the only consideration paid by Centene or any Restricted Subsidiary is Capital Stock of Centene (other than Disqualified Stock).

Limitation on Issuances of Guarantees of Indebtedness

Centene will not permit any of its Restricted Subsidiaries, directly or indirectly, to guarantee or pledge any assets to secure the payment of any other Indebtedness of Centene unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the guarantee of the payment of the notes by such Restricted Subsidiary. The Subsidiary Guarantee will be (1) senior to such Restricted Subsidiary’s Guarantee of or pledge to secure such other Indebtedness if such other Indebtedness is subordinated to the notes; or (2) pari passu with such Restricted Subsidiary’s Guarantee of or pledge to secure such other Indebtedness if such other Indebtedness is not subordinated to the notes.

The Subsidiary Guarantee of a Guarantor will be automatically and unconditionally released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Centene or a subsidiary of Centene, if the sale or other disposition is permitted under the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(2) in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Centene or a Subsidiary of Centene, if the sale or other disposition does not violate the indenture, including the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales,” and such Guarantor ceases to be a Restricted Subsidiary as a result of such sale or other disposition;

(3) if Centene designates any of its Restricted Subsidiaries that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(4) upon legal defeasance, covenant defeasance or satisfaction and discharge of the notes as provided below under the captions “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge;” or

(5) if such Guarantor is released from the underlying Guarantee of Indebtedness giving rise to the execution of a Subsidiary Guarantee.

The form of Subsidiary Guarantee and the related form of supplemental indenture are attached as exhibits to the indenture. Notwithstanding the foregoing, if Centene guarantees Indebtedness incurred by any of the Restricted Subsidiaries, such Guarantee by Centene will not require any of its Restricted Subsidiaries to provide a Subsidiary Guarantee for the notes.

Payments for Consent

Centene will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SEC Reports

The indenture provides that whether or not required, so long as the notes are outstanding, Centene will file with the SEC (unless the SEC will not accept such filing), within the time periods specified in the SEC’s rules and regulations and deliver to the Trustee within 15 days after the filing of the same would be required by the SEC, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which Centene is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. The indenture further provides that, notwithstanding that Centene may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as the notes are outstanding Centene will file with the SEC, to the extent permitted, and provide the Trustee with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act within the time periods specified in the SEC’s rules and regulations. Centene will be deemed to have furnished such reports referred to in this section to the Trustee and the holders of the notes if Centene has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default for 30 consecutive days in the payment when due and payable of interest on the notes;

(2) default in the payment when due and payable of the principal of or premium, if any, on the notes (upon maturity, redemption, required repurchase or otherwise);

(3) failure by Centene or any of its Restricted Subsidiaries to comply with the covenant described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets;”

(4) failure by Centene or any of its Restricted Subsidiaries for 30 consecutive days after notice to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Asset Sales” or “— Repurchase at the Option of Holders — Change of Control;”

(5) failure by Centene for 120 days after notice to comply with the provisions described under the caption “— SEC Reports;”

(6) failure by Centene or any of its Restricted Subsidiaries for 60 consecutive days after notice to Centene by the Trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of its other covenants or agreements in the indenture or the notes;

(7) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Centene or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Centene or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of any applicable grace period (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $75.0 million or more;

(8) failure by Centene or any of its Restricted Subsidiaries to pay final non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $75.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

(9) certain events of bankruptcy, insolvency or reorganization described in the indenture with respect to Centene or any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default specified in clause (9), with respect to Centene, any Subsidiary that constitutes a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, the principal, premium, if any, and accrued and unpaid interest, if any, of all the outstanding notes shall become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare the principal, premium, if any, and accrued and unpaid interest, if any, of all the outstanding notes due and payable immediately.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium.

The holders of at least a majority in aggregate principal amount of the notes then outstanding by notice to the Trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture, except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes, and rescind any acceleration and its consequences with respect to the notes.

Centene is required to deliver to the Trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Centene is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Centene, as such, will have any liability for any Obligations of Centene under the notes, the indenture, or for any claim based on, in respect of, or by reason of, such Obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Centene may, at its option and at any time, elect to have all of its Obligations discharged with respect to the outstanding notes (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on such notes when such payments are due from the trust referred to below;

(2) Centene’s Obligations with respect to the notes concerning issuing temporary notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and Centene’s Obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, Centene may, at its option and at any time, elect to have its Obligations released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described above under the caption “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Centene must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes, cash in Dollars, non-callable Government Securities, or a combination of cash in Dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and Centene must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, Centene must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) Centene has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Centene has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Centene or any of its Subsidiaries is a party or by which Centene or any of its Subsidiaries is bound;

(6) Centene must deliver to the Trustee an officers’ certificate stating that the deposit was not made by Centene with the intent of preferring the holders of notes over the other creditors of Centene with the intent of defeating, hindering, delaying or defrauding creditors of Centene or others; and

(7) Centene must deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the Stated Maturity of any note or alter the provisions with respect to the redemption or repurchase of the notes relating to the covenant (and applicable definitions) described above under the caption “— Repurchase at the Option of Holders — Change of Control;”

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the Payment Default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions (including applicable definitions) of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium, if any, on the notes;

(7) waive a redemption or repurchase payment with respect to any note (including a payment required by the provisions described under the caption “— Repurchase at the Option of Holders” above);

(8) make any change in the ranking of the notes in a manner adverse to the holders of the notes; or

(9) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, Centene and the Trustee may amend or supplement the indenture or the notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of Centene’s obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of Centene’s assets or any other transaction that complies with the indenture;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5) to provide for the issuance of additional notes in accordance with the indenture;

(6) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(7) to allow any Guarantor to execute a supplemental indenture and/or a Guarantee with respect to the notes;

(8) to evidence and provide the acceptance of the appointment of a successor Trustee under the indenture;

(9) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the holders of notes as additional security for the payment and performance of Centene’s or a Guarantor’s Obligations under the indenture in any property or assets;

(10) to comply with the rules of any applicable securities depositary;

(11) to release a Guarantor from its Guarantee pursuant to the terms of the indenture when permitted or required pursuant to the terms of the indenture;

(12) to conform the text of the indenture, the notes or the Guarantees to the corresponding provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a substantially verbatim recitation of a provision of the indenture, the notes or the Guarantees; or

(13) to comply with the covenant described above under the caption “— Certain Covenants Merger, Consolidation or Sale of Assets.”

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Centene, have been delivered to the Trustee for cancellation; or

(b) all notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable or redeemable within one year, and Centene has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in Dollars, non-callable Government Securities, or a combination of cash in Dollars and non-callable Government Securities, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Centene is a party or by which Centene is bound;

(3) Centene has paid or caused to be paid all sums payable by it under the indenture; and

(4) Centene has delivered irrevocable instructions to the Trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, Centene must deliver an officers’ certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of Centene, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must (i) eliminate such conflict within 90 days, (ii) apply to the SEC for permission to continue or (iii) resign.

The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

The Trustee also serves as trustee under the 2017 Indenture, the 2021 Indenture, the 2024 Indenture and the Health Net Indenture.

Governing Law

The laws of the State of New York govern the indenture and the notes without giving effect to applicable principles of conflicts of law.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used herein, as well as any other capitalized terms used herein for which no definition is provided.

“2017 Indenture” means the indenture dated May 27, 2011, among Centene and The Bank of New York Mellon Trust Company, N.A., as trustee, with respect to the 2017 Notes.

“2017 Notes” means Centene’s 5.75% senior notes due 2017 issued pursuant to the 2017 Indenture.

“2021 Indenture” means the indenture dated February 11, 2016, among Centene Escrow Corporation and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by the First Supplemental Indenture dated March 24, 2016, among Centene and The Bank of New York Mellon Trust Company, N.A., as Trustee, with respect to the 2021 Notes.

“2021 Notes” means Centene’s 5.625% senior notes due 2021 issued pursuant to the 2021 Indenture.

“2024 Indenture” means the indenture dated February 11, 2016, among Centene Escrow Corporation and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by the First Supplemental Indenture dated March 24, 2016, among Centene and The Bank of New York Mellon Trust Company, N.A., as Trustee, with respect to the 2024 Notes.

“2024 Notes” means Centene’s 6.125% senior notes due 2024 issued pursuant to the 2024 Indenture.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any notes on any redemption date, the greater of:

(1) 1.0% of the principal amount of the note; or

(2) the excess, if any, of

(a) the present value at such redemption date of (i) the redemption price of the note at May 15, 2019 (such redemption price being set forth in the table appearing above under “Optional Redemption”), plus (ii) all required interest payments due on such note through May 15, 2019 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of such note,

as calculated by Centene or on behalf of Centene by such Person as Centene shall designate.

“Asset Sale” means

(a) the sale, lease, transfer, conveyance or other disposition of any assets or rights, other than sales, leases, transfers, conveyances or other dispositions of inventory in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Centene and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the covenants described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions described under the caption “— Repurchase at the Option of Holders — Asset Sales”; and

(b) the issuance of Equity Interests in any of Centene’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $5.0 million;

(2) a sale, lease, transfer, conveyance or other disposition of assets between or among Centene and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to Centene or to another Restricted Subsidiary;

(4) a sale, lease, transfer, conveyance or other disposition effected in compliance with the covenants described above under the caption “— Merger, Consolidation or Sale of Assets”;

(5) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments”;

(6) the disposition of Equity Interests in Permitted Joint Ventures; provided that Centene maintains ownership of at least 35% of the outstanding Equity Interests in the applicable Permitted Joint Venture and control (as such term is defined in Section 405 under the Securities Act of 1933, as amended) over the operations of the applicable Permitted Joint Venture;

(7) the disposition of property, assets or equipment that are obsolete, damaged or worn out or that are no longer useful in the conduct of Centene or its Subsidiaries’ business and that are disposed of in the ordinary course of business;

(8) a Sale/Leaseback Transaction, provided that at least 75% of the consideration paid to Centene or the Restricted Subsidiary for such Sale/Leaseback Transaction consists of cash received at closing;

(9) the disposition of Receivables and Related Assets in a Qualified Securitization Transaction;

(10) any Asset Swap;

(11) the sale or disposition of the real estate owned by Centene and its Restricted Subsidiaries on the Issue Date, including Centene’s existing office building located at 7700 Forsyth Boulevard, Clayton, Missouri;

(12) the lease, assignment, or sublease of real or personal property in the ordinary course of business;

(13) the foreclosure, condemnation, eminent domain or similar action on assets;

(14) the grant of any non-exclusive license or sub-licenses of patents, trademarks, know-how or any other intellectual property in the ordinary course of business; and

(15) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind.

“Asset Swap” means any substantially contemporaneous (and in any event occurring within 180 days of each other) purchase and sale or exchange of any properties or assets or interests used or useful in a Permitted Business between Centene or any of its Restricted Subsidiaries and another Person; provided that any cash received from such purchase and sale or exchange must be applied in accordance with “— Repurchase at the Option of Holders — Asset Sales.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members, any controlling committee of managing members or other governing body thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty. For the avoidance of doubt, Capital Lease Obligations shall not include any former operating leases which became capital leases solely as a result of changes in lease accounting under GAAP subsequent to the Issue Date.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) Dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) certificates of deposit, demand deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at least A-1 by S&P or at least P-1 by Moody’s, and in each case maturing within one year after the date of acquisition;

(6) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another internationally recognized ratings agency) with maturities of 12 months or less from the date of acquisition; and

(7) money market or mutual funds substantially all of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

“Centene Plaza Phase II Project” means the development and construction of an office building complex project by the Centene Plaza Phase II Subsidiary located on the block on which the Centene Plaza Project is located in Clayton, Missouri.

“Centene Plaza Phase II Subsidiary” means the wholly-owned subsidiary that will be the initial developer of the Centene Plaza Phase II Project.

“Centene Plaza Project” means the development and construction of an office building complex project by the Centene Plaza Subsidiary to be used as Centene’s headquarters and located at the 7700 block of Forsyth Boulevard in Clayton, Missouri.

“Centene Plaza Subsidiary” means the wholly-owned subsidiary named Centene Center LLC, a Delaware limited liability company.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Centene and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of Centene;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 35% of the Voting Stock of Centene, measured by voting power rather than number of shares;

(4) the first day on which a majority of the members of the Board of Directors of Centene are not Continuing Directors; or

(5) Centene consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Centene, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Centene or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Centene outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for expenses to be paid in cash in any future period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(4) an amount equal to any extraordinary, unusual or non-recurring loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale (without regard to the dollar limitation in the definition thereof), to the extent such losses were deducted in computing such Consolidated Net Income; plus

(5) severance payments related to management employment contracts, non-cash stock-based compensation expense, and net income attributable to non-controlling interests in Centene’s non-wholly-owned Subsidiaries; plus

(6) any impairment charge or asset write-off pursuant to ASC 360 and ASC 350 or any successor pronouncement; minus

(7) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the consolidated Net Income of such Person and its Restricted Subsidiaries determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1) any Net Income (loss) of any Person if such Person is not a Restricted Subsidiary except that:

(a) subject to the limitations contained in clauses (2) and (3) below, Centene’s equity in the Net Income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Centene or a Restricted Subsidiary as a dividend or other distribution; and

(b) Centene’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from Centene or a Restricted Subsidiary;

(2) Net Income or loss of any Person for any period prior to the acquisition of such Person by Centene or a Restricted Subsidiary, or the Net Income or loss of any Person who succeeds to the obligations of Centene under the indenture for any period prior to such succession; and

(3) the cumulative effect of a change in accounting principles.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of Centene and its Restricted Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Centene who:

(1) was a member of such Board of Directors on the Issue Date; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of May 21, 2013, among Centene Corporation, the various financial institutions named therein, as lenders, Barclays Bank PLC, as Administrative Agent, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced (in whole or in part) from time to time, whether or not with the same lenders or agent.

On March 24, 2016, such Amended and Restated Credit Agreement was replaced with the Credit Agreement, dated as of March 24, 2016, by and among Centene, the various financial institutions party thereto and Wells Fargo Bank, National Association, as administrative agent.

“Credit Facilities” means one or more debt facilities or agreements (including, without limitation, the Credit Agreement), note purchase agreements, indentures or commercial paper facilities, in each case with banks or other institutional lenders or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), debt securities, notes or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including any agreement to extend the maturity thereof and adding additional borrowers or guarantors and by means of sales of debt securities to institutional investors) in whole or in part from time to time under the same or any other agent, lender or group of lenders, underwriter or group of underwriters and including increasing the amount of available borrowings thereunder; provided that such increase is permitted by the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means any non-cash consideration received by Centene or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Non-cash Consideration pursuant to an officers’ certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Centene to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Centene may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Existing Indebtedness” means Indebtedness existing on the Issue Date (other than Indebtedness under the indenture governing the notes and the Credit Agreement).

“Fair Market Value” means, with respect to any Asset Sale or Restricted Payment or other item, the price that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by an officer of Centene.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of Centene and such pro forma calculations may include operating expense reductions for such period resulting from the transaction which is being given pro forma effect that (A) have been realized or (B) for which the steps necessary for realization have been taken (or are taken concurrently with such transaction) or (C) for which the steps necessary for realization are reasonably expected to be taken within the twelve-month period following such transaction and, in each case, including, but not limited to, (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties, (d) reductions from the consolidation of operations and streamlining of corporate overhead and (e) cost savings, operating expense reductions and other operating improvements or synergies. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if the related hedge has a remaining term in excess of twelve months).

Interest on a Capital Lease Obligation shall be deemed to accrue at the interest rate reasonably determined by a responsible financial or accounting officer of Centene to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Centene may designate.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment Obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity

Interests payable solely in Equity Interests of Centene (other than Disqualified Stock) or to Centene or a Restricted Subsidiary of Centene, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary that is not formed under the laws of the United States of America or any State thereof.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

“Government Securities” means direct Obligations of, or Obligations guaranteed by (or certificates representing an ownership interest in such Obligations), the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at Centene’s option.

“Guarantee” means, with respect to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.

“Guarantor” means any Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture and its respective successors and assigns.

“Health Net Indenture” means the indenture dated as of May 18, 2007, by and between Health Net, Inc. and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as Trustee, as supplemented by the first supplemental indenture, dated as of August 12, 2015, and the second supplemental indenture dated as of March 24, 2016, with respect to the Health Net Notes.

“Health Net Notes” means the Health Net 6.375% Notes due 2017 issued pursuant to the Health Net Indenture.

“Hedging Obligations” means, with respect to Centene or any of its Restricted Subsidiaries, the obligations of such Person under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and other agreements or arrangements designed to either (a) protect such Person against fluctuations in interest rates with respect to any floating rate Indebtedness that is permitted to be incurred under the indenture or (b) transform fixed rate Indebtedness that is permitted to be incurred under the indenture to a floating rate liability or obligation.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), but excluding letters of credit and surety bonds entered into in the ordinary course of business to the extent such letters of credit or surety bonds are not drawn upon;

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or Trade Payable;

(6) representing any Hedging Obligations; or

(7) Disqualified Stock of such Person or a Restricted Subsidiary in an amount equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person. For the avoidance of doubt, to the extent any Indebtedness incurred in connection with the Centene Plaza Project and the Centene Plaza Phase II Project appears as a liability on the balance sheet of Centene or one of its Restricted Subsidiaries and is non-recourse to Centene and its Restricted Subsidiaries, such Indebtedness will not constitute “Indebtedness” for all purposes under the indenture.

The amount of any Indebtedness outstanding as of any date will be:

(a) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(b) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Independent Financial Advisor” means an independent accounting, appraisal or investment banking firm or consultant, (i) in the case of real estate or in foreign jurisdictions, that is, in the good faith determination of Centene, qualified to perform the task for which it has been engaged and (ii) in each other case, of nationally recognized standing and, in the good faith determination of Centene, qualified to perform the task for which it has been engaged.

“Indirect Obligation” means, with respect to any Person, each obligation and liability of such Person, and all such obligations and liabilities of such Person, incurred pursuant to any agreement, undertaking or arrangement by which such Person: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the Capital Stock of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Indirect Obligation shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, in each case, with a stable or better outlook.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances, fees and compensation paid to officers, directors and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Centene or any Subsidiary of Centene sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Centene such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Centene, Centene will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Investment in such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by Centene or any Subsidiary of Centene of a Person that holds an Investment in a third Person will be deemed to be an Investment by Centene or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means April 29, 2014, the date on which the existing notes were initially issued.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Limited Originator Recourse” means a reimbursement obligation of Centene in connection with a drawing on a letter of credit, revolving loan commitment, cash collateral account or other such credit enhancement issued to support Indebtedness of a Securitization Subsidiary that Centene’s Board of Directors (or a duly authorized committee thereof) determines is necessary to effectuate a Qualified Securitization Transaction; provided that the available amount of any such form of credit enhancement at any time shall not exceed 10% of the aggregate principal amount of such Indebtedness at such time; and provided, further, that such reimbursement obligation is permitted to be incurred by Centene pursuant to the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash or Cash Equivalents received by Centene or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, (2) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) amounts (i) required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and (ii) required to be paid as a result of such sale, and (4) any reserve established in accordance with GAAP against liabilities associated with such Asset Sale or any amount placed in escrow for adjustment in respect of the purchase price of such Asset Sale, until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall be increased by the amount of the reserve so reversed or the amount returned to Centene or its Restricted Subsidiaries from such escrow agreement, as the case may be.

“NML Loan” means a certain loan in the original principal amount of $80,000,000 from The Northwestern Mutual Life Insurance Company to the Centene Plaza Subsidiary secured by various collateral, including but not limited to the interest of the Centene Plaza Subsidiary in the Centene Plaza Project.

“Non-recourse Debt” means Indebtedness:

(1) as to which neither Centene nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time of both any holder of any other Indebtedness (other than the notes) of Centene or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Centene or any of its Restricted Subsidiaries.

“Obligations” means any principal, premium, if any, interest (including interest accruing on or after the filing of, or which would have accrued but for the filing of, any petition in bankruptcy or for reorganization relating to Centene whether or not a claim for post-filing interest is allowed in such proceedings), penalties, fees, expenses, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Business” means the lines of business conducted by Centene and its Restricted Subsidiaries on the Issue Date and any other healthcare business related, ancillary or complementary (including any reasonable extension, development or expansion) to any such business.

“Permitted Investments” means:

(1) any Investment in Centene or a Restricted Subsidiary,

(2) any Investment in Cash Equivalents;

(3) any Investment by Centene or any of its Restricted Subsidiaries in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Centene or a Subsidiary;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Centene;

(6) any Investments received in compromise of Obligations of trade creditors, health care providers or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor, health care provider or customer;

(7) Hedging Obligations;

(8) Investments the payment for which is Capital Stock (other than Disqualified Stock) of Centene;

(9) Investments in prepaid expenses, negotiable instruments held for collection, utility and workers’ compensation, performance and similar deposits made in the ordinary course of business;

(10) loans and advances to non-executive officers and employees of Centene or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of Centene or any of its Restricted Subsidiaries in an aggregate amount for all such loans and advances not to exceed $5.0 million at any time outstanding;

(11) Investments existing on the Issue Date;

(12) Permitted Market Investments;

(13) Investments in Permitted Joint Ventures in an amount not to exceed at any one time outstanding 5.0% of Centene’s Consolidated Total Assets;

(14) Investments by Centene or a Restricted Subsidiary in a Securitization Subsidiary in connection with a Qualified Securitization Transaction, which investment consists of a retained interest in transferred Receivables and Related Assets; and

(15) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding, not to exceed the greater of (x) $175.0 million or (y) 4.0% of Centene’s Consolidated Total Assets.

“Permitted Joint Venture” means any joint venture that Centene or any of its Restricted Subsidiaries is a party to that is engaged in a Permitted Business.

“Permitted Liens” means:

(1) Liens in favor of Centene or its Restricted Subsidiaries;

(2) Liens on any property or assets of a Person existing at the time such Person is merged with or into or consolidated with Centene or any Restricted Subsidiary of Centene; provided that such Liens were in existence prior to such merger or consolidation and not incurred in contemplation of such merger or consolidation and do not extend to any property or assets other than those of the Person merged into and consolidated with Centene or the Restricted Subsidiary;

(3) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings; provided, in each case, appropriate reserves required pursuant to GAAP have been made in respect thereof;

(4) Liens on any property or assets existing at the time of the acquisition thereof by Centene or any Restricted Subsidiary of Centene; provided that such Liens were in existence prior to such acquisition and not incurred or assumed in connection with, or in contemplation of, such acquisition and do not extend to any property or assets of Centene or the Restricted Subsidiary;

(5) Liens to secure the performance of statutory Obligations, surety or appeal bonds, government contracts, performance bonds or other obligations of a like nature incurred in the ordinary course of business, including (i) Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under Employee Retirement Income Security Act of 1974);

(6) Liens existing on the Issue Date;

(7) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Centene and its Restricted Subsidiaries in the ordinary course of business;

(8) Liens securing Permitted Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured as permitted by the indenture; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is security for a Permitted Lien hereunder;

(9) Liens securing Hedging Obligations of Centene or any of its Restricted Subsidiaries, which transactions or obligations are incurred in the ordinary course of business for bona fide hedging purposes (and not for speculative purposes) of Centene or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of Centene);

(10) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) under the second paragraph of the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that any such Lien (i) covers only the assets acquired, constructed or improved with such Indebtedness and (ii) is created within 180 days of such acquisition, construction or improvement;

(11) Liens to secure Indebtedness of Centene’s Foreign Restricted Subsidiaries permitted by clause (11) of the second paragraph of the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that any such Lien covers only the assets of such Foreign Restricted Subsidiaries;

(12) Liens securing Indebtedness permitted by clauses (16) and (17) of the second paragraph of the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(13) Liens required by any regulation, or order of or arrangement or agreement with any regulatory body or agency, so long as such Liens do not secure Indebtedness;

(14) Liens on assets transferred to a Securitization Subsidiary or on assets of a Securitization Subsidiary, in either case, incurred in connection with a Qualified Securitization Transaction; and

(15) other Liens incurred in the ordinary course of business of Centene and its Restricted Subsidiaries with respect to Indebtedness in an aggregate principal amount, together with all Indebtedness incurred to refund, refinance or replace such Indebtedness (or refinancings, refundings or replacements thereof), that does not exceed 20.0% of Centene’s Consolidated Total Assets at any one time outstanding.

“Permitted Market Investments” means any security that (a) is of a type traded or quoted on any exchange or recognized financial market, (b) can be readily liquidated or disposed of on such exchanges or markets, (c) other than in the case of an equity security, has no lower than an “investment grade” rating from any nationally recognized rating agency or (d) satisfies Centene’s investment guidelines as approved by the Board of Directors; provided that the aggregate amount of Permitted Market Investments consisting of common stock shall not exceed 10% at any time.

“Permitted Refinancing Indebtedness” means any Indebtedness of Centene or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Centene or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided, however, that:

(1) the aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) of such Permitted Refinancing Indebtedness does not exceed the aggregate principal amount (or if incurred with original issue discount, the aggregate accreted value) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity no earlier than the final maturity of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if Subordinated Obligations are being extended, refinanced, renewed, replaced, defeased or refunded, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Subordinated Obligations being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by Centene or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by Centene or any Restricted Subsidiary pursuant to which (a) Centene or any Restricted Subsidiary may sell, convey or otherwise transfer to a Securitization Subsidiary its interests in Receivables and Related Assets and (b) such Securitization Subsidiary transfers to any other person, or grants a security interest in, such Receivables and Related Assets, pursuant to a transaction which is customarily used to achieve a transfer of financial assets under GAAP.

“Real Estate Indebtedness” means (a) any debt or obligations of Centene or any of its Subsidiaries in whole or in part secured by interests in real property, including, but not limited to, the NML Loan and extensions, renewals and refinancings of such Indebtedness and (b) Indirect Obligations of Centene with respect to the Indebtedness of the Centene Plaza Subsidiary and extensions, renewals and refinancings of such Indebtedness of the Centene Plaza Subsidiary; provided that such Indebtedness of the Centene Plaza Subsidiary (with respect to which Centene has Indirect Obligations) is used solely to finance the Centene Plaza Project.

“Receivables and Related Assets” means any account receivable (whether now existing or arising thereafter) of Centene or any Restricted Subsidiary, and any assets related thereto including all collateral securing such accounts receivable, all contracts and contract rights and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transaction involving accounts receivable.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc., or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by Centene or a Restricted Subsidiary whereby Centene or such Restricted Subsidiary thereof transfers such property to a Person (other than Centene or a Restricted Subsidiary) and Centene or such Restricted Subsidiary leases it from such Person.

“SEC” means the Securities and Exchange Commission.

“Securitization Subsidiary” means a wholly-owned Subsidiary of Centene:

(1) that is designated a “Securitization Subsidiary” by the Board of Directors of Centene (or a duly authorized committee thereof);

(2) that does not engage in any activities other than Qualified Securitization Transactions and any activity necessary or incidental thereto;

(3) no portion of the Indebtedness or any other obligation, contingent or otherwise, of which:

(A) is Guaranteed by Centene or any Subsidiary in any way other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse,

(B) is recourse to or obligates Centene or any other Subsidiary in any way other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse, or

(C) subjects any property or asset of Centene or any other Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse;

(4) with respect to which neither Centene nor any other Subsidiary has any obligation to maintain or preserve its financial condition or cause such entity to achieve certain levels of operating results; and

(5) with which neither Centene nor any Subsidiary has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Centene or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of Centene, other than Standard Securitization Undertakings and fees payable in the ordinary course of business in connection with servicing accounts receivable of such entity.

Any designation of a Subsidiary as a Securitization Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of Centene giving effect to the designation and an officers’ certificate certifying that the designation complied with the preceding conditions.

“Senior Debt” means:

(1) all Indebtedness of Centene outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

(2) any other Indebtedness of Centene permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes; and

(3) all Obligations with respect to the items listed in the preceding clauses (1) and (2). Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(a) any liability for federal, state, local or other taxes owed or owing by Centene;

(b) any Indebtedness of Centene to any of its Subsidiaries or other Affiliates;

(c) any Trade Payables; or

(d) the portion of any Indebtedness that is incurred in violation of the indenture.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by Centene or any Subsidiary that are reasonably customary in accounts receivable securitization transactions, as the case may be.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligations” means any Indebtedness of Centene (whether outstanding on the Issue Date or thereafter incurred) that is subordinate or junior in right of payment to the notes pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” means a Guarantee by a Guarantor of Centene’s obligations under the indenture and on the notes, executed pursuant to the provisions of the indenture and any supplemental indenture thereto.

“Tax Sharing Agreement” means the tax sharing agreement, dated December 31, 2002, by and among Centene Corporation and each of its Subsidiaries party thereto.

“Total Debt” means all Indebtedness of Centene and its Restricted Subsidiaries, determined on a consolidated basis.

“Total Debt Ratio” as of the date of any event for which a calculation is required (the “date of determination”) means the ratio of (a) the aggregate amount of Total Debt as of the date of determination to (b) the Consolidated Cash Flow of Centene for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of determination, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio”.

“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors, physicians, hospitals, health maintenance organizations or other health care providers created, assumed or guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods and services.

“Treasury Rate” means, as of any redemption date, the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to the redemption date or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the redemption date to May 15, 2019; provided, however, that if the period from the redemption date to May 15, 2019 is not equal to the constant maturity of a United States Treasury Security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to May 15, 2019 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trustee” means, with respect to the indenture, the Bank of New York Mellon Trust Company, N.A., until a successor Trustee shall have become such pursuant to the application provisions of the indenture and, thereafter, means such successor Trustee.

“Unrestricted Subsidiary” means any Subsidiary of Centene that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution of Centene’s Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with Centene or any Restricted Subsidiary of Centene, unless the terms of any such agreement, contract, arrangement or understanding, taken as a whole with the terms of all other agreements, contracts, arrangements or understandings of such Unrestricted Subsidiary with Centene or any Restricted Subsidiary, are no less favorable to Centene or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Centene;

(3) is a Person with respect to which neither Centene nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Centene or any of its Restricted Subsidiaries; and

(5) has at least one director on its Board of Directors that is not a director or executive officer of Centene or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Centene or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of Centene as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Centene as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” Centene will be in default of such covenant. The Board of Directors of Centene may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Centene of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

All Subsidiaries of an Unrestricted Subsidiary shall also be an Unrestricted Subsidiary.

“Voting Stock” of any Person as of any date means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

Book-Entry, Delivery and Form

Except as set forth below, notes will be issued only in registered, global form. Notes will be issued at the closing of this offering only against payment in immediately available funds.

Initially, the notes of will be represented by one or more permanent global notes in registered form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC’s nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the Global Notes may be held through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC).

Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered, certificated form (“Certificated Notes”), except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Centene takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised Centene that DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities among Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of securities certificates. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised Centene that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the underwriters with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream may hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of Certificated Notes and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, Centene and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, none of Centene, the Trustee or any agent of Centene or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised Centene that its current practice, at the due date of any payment in respect of securities such as the notes, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the notes as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or Centene. Neither Centene nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and Centene and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised Centene that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for Certificated Notes and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of Centene, the Trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof, if:

(1) DTC (a) notifies Centene that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and in either event Centene fails to appoint a successor depositary within 90 days;

(2) Centene in its sole discretion determines that such Global Note shall be exchangeable; or

(3) there has occurred and is continuing an Event of Default and DTC notifies the Trustee of its decision to exchange the Global Note for Certificated Notes.

Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

Centene will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. Centene will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Centene expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Centene that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax consequences of the purchase, ownership, and disposition of the new notes. This summary is generally limited to holders that acquire the new notes pursuant to this offering and hold the new notes as “capital assets” (generally, property held for investment) for United States federal income tax purposes. This discussion does not describe all of the United States federal income tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, including, without limitation, tax-exempt organizations, holders subject to the United States federal alternative minimum tax, dealers in securities or currencies, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, controlled foreign corporations, passive foreign investment companies, partnerships, S corporations or other pass-through entities, U.S. holders (as defined below) whose functional currency is not the United States dollar, and persons that hold the new notes in connection with a straddle, hedging, conversion or other risk-reduction transaction.

The United States federal income tax consequences set forth below are based upon the Code and applicable Treasury regulations, court decisions, and rulings and pronouncements of the IRS, all as in effect on the date hereof, and all of which are subject to change, or differing interpretations at any time with possible retroactive effect. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not sought any ruling from the IRS with respect to statements made and conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

As used herein, the term “U.S. holder” means a beneficial owner of a new note that is for U.S. federal income tax purposes:

•	an individual citizen or resident alien of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

As used herein, the term “non-U.S. holder” means a beneficial owner of a new note that is neither a U.S. holder nor a partnership or an entity treated as a partnership for U.S. federal income tax purposes.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a new note, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of the purchase, ownership and disposition of the new notes.

This summary does not address the tax consequences arising under any state, local, or foreign law. Furthermore, this summary does not consider the effect of the U.S. federal estate or gift tax laws or any consequences that may result with respect to these transactions if the proposed Treasury regulations under section 385 of the Code, which were published in the Federal Register on April 8, 2016, are finalized.

Investors considering the purchase of the new notes should consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situation, as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, or foreign taxing jurisdiction or under any applicable tax treaty.

Qualified Reopening

The new notes will be issued with no more than a de minimis amount of original issue discount, and therefore we intend to treat the new notes as issued pursuant to a “qualified reopening” of our 4.75% senior notes due 2022 initially issued on April 29, 2014 at an issue price of 100.0% of their principal amount (the “original notes”). For U.S. federal income tax purposes, debt instruments issued in a qualified reopening are deemed to be part of the same issue as the original debt instruments. Under the treatment described in this paragraph, all of the new notes issued pursuant to this prospectus supplement will be deemed to have the same issue date and the same issue price as the original notes for U.S. federal income tax purposes. The remainder of this discussion assumes that the issuance of the new notes offered hereby will be treated as a qualified reopening of the original notes.

Treatment of the New Notes

In certain circumstances, we may be obligated to pay amounts in excess of the stated interest or principal on the new notes, including as described under “Description of Notes — Optional Redemption,” and “Description of Notes — Repurchase at the Option of Holders — Change of Control.” Our obligation to pay such excess amounts may cause the IRS to take the position that the new notes are “contingent payment debt instruments” for U.S. federal income tax purposes. If the IRS is successful in such an assertion, the timing and amount of income included and the character of gain recognized with respect to the new notes may be different from the consequences described herein. Notwithstanding this possibility, we do not believe that the new notes are contingent payment debt instruments, and consequently, we do not intend to treat the new notes as contingent payment debt instruments. Such determination by us is binding on all holders unless a holder discloses its differing position in a statement attached to its timely-filed U.S. federal income tax return for the taxable year during which a new note was acquired. The remainder of this discussion assumes that the new notes will not be treated as contingent payment debt instruments for U.S. federal income tax purposes.

Pre-Issuance Accrued Interest

A portion of the price paid for the new notes offered hereby is attributable to interest that accrued prior to the date the new notes offered hereby are purchased (the “pre-issuance accrued interest”). Because the issue price of the new notes, as determined for U.S. federal income tax purposes, excludes any pre-issuance accrued interest, a portion of the stated interest payment on November 15, 2016 on the new notes equal to any pre-issuance accrued interest will be treated as a return of such pre-issuance accrued interest and will not be taxable as interest on the new notes.

U.S. Holders

Payments of Interest

Subject to the discussion under “— Bond Premium” below, payments of stated interest on a new note generally will be taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. holder’s regular method of tax accounting).

Bond Premium

Generally, a U.S. holder who purchases a note at a cost greater than the note’s stated principal amount will be considered to have purchased the note at a premium, and may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of the note. In the event a U.S. holder purchases a new note at a premium, special rules may apply (because the new notes may be redeemed by us prior to maturity at a premium) to reduce or eliminate the amount of amortizable bond premium that a U.S. holder may amortize with respect to a new note. The application of these rules to a debt instrument with a “make-whole” redemption feature, such as the new notes, is unclear. Prospective investors should consult their tax advisors about these special rules. If a U.S. holder makes an election to amortize the premium, such election generally will apply to all debt instruments that such U.S. holder holds at the time of the election, as well as any debt instruments that such U.S. holder subsequently acquires. In addition, a U.S. holder may not revoke the election without the consent of the IRS. If a U.S. holder elects to amortize the premium, such U.S. holder will be required to reduce its tax basis in the new note by the amount of the premium amortized during its holding period. If a U.S. holder does not elect to amortize premium, the amount of premium will be included in such U.S. holder’s tax basis in the new note purchased in this offering and, therefore, such premium will decrease the gain or increase the loss that such U.S. holder would otherwise recognize on disposition of the new note.

Sale, Redemption, Exchange or Other Taxable Disposition of New Notes

Except as discussed above, a U.S. holder will generally recognize gain or loss on the sale, redemption, exchange, or other taxable disposition of a new note, in an amount equal to the difference between (i) the proceeds received by the holder in exchange for such new note (less an amount attributable to any accrued but unpaid interest not previously included in income, which will be treated as a payment of interest for U.S. federal income tax purposes) and (ii) the U.S. holder’s adjusted tax basis in the new note. The proceeds received by a U.S. holder will include the amount of any cash and the fair market value of any other property received for the new note. In general, a U.S. holder’s adjusted tax basis in a new note will equal the amount paid for the new note (excluding the amount paid for pre-issuance accrued interest that is not taxable when received), decreased by any amortized bond premium. Such gain or loss recognized by a U.S. holder on a disposition of a new note generally will be capital gain or loss and generally will be long term capital gain or loss if the holder held the new note for more than one year. Under current U.S. federal income tax law, net long term capital gains of non-corporate U.S. holders (including individuals) are eligible for taxation at preferential rates. The deductibility of capital losses is subject to certain limitations. Prospective investors should consult with their own tax advisors concerning these tax law provisions.

Medicare Tax

Certain U.S. holders who are individuals, estates or trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income”, which includes, among other things, interest on the new notes and capital gain from the sale or other taxable disposition of the new notes. U.S. holders should consult their tax advisors regarding the effect, if any, of the Medicare tax on their ownership and disposition of the new notes.

Information Reporting and Backup Withholding

Unless a U.S. holder is an exempt recipient, such as a corporation, payments made with respect to the new notes may be subject to information reporting and may also be subject to U.S. federal backup withholding at the applicable rate if a U.S. holder fails to comply with applicable United States information reporting and certification requirements.

Backup withholding is not an additional tax. Any amount withheld from you under the backup withholding rules generally will be allowed as a refund or a credit against your United States federal income tax liability, provided the required information is furnished timely to the IRS.

Non-U.S. Holders

Payments of Interest

Subject to the discussions below concerning backup withholding and FATCA (as defined below), interest paid on a new note by us or our agent to a non-U.S. holder will qualify for the “portfolio interest exemption” and will not be subject to U.S. federal income tax or withholding tax; provided that such interest income is not effectively connected with a U.S. trade or business of the non-U.S. holder (or, if a tax treaty applies, is not attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder within the United States); and provided that the non-U.S. holder:

•	does not actually or by attribution own 10% or more of the combined voting power of all classes of our stock entitled to vote;

•	is not a controlled foreign corporation for U.S. federal income tax purposes that is related to us actually or by attribution through stock ownership;

•	is not a bank that acquired the new note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and

•

either (a) provides an appropriate IRS Form W-8BEN or IRS Form W-8BEN-E (or a suitable substitute form) signed under penalties of perjury that includes the non-U.S. holder’s name and address, and certifies as to non-United States status in compliance with applicable law and regulations; or (b) is a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and provides a statement to us or our agent under penalties of perjury in which it certifies that such a Form W-8 (or a suitable substitute form) has been received by it from the non-U.S. holder or qualifying intermediary and furnishes us or our agent with a copy. The Treasury regulations provide special certification rules for new notes held by a foreign partnership and other intermediaries.

If such non-U.S. holder cannot satisfy the requirements described above, payments of interest made to the non-U.S. holder will be subject to the 30% United States federal tax withholding unless such holder provides us with (1) a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or a suitable substitute form), claiming an exemption from (or reduction of) withholding under the benefit of a treaty, or (2) a properly completed and executed IRS Form W-8ECI (or a suitable substitute form) certifying that interest paid on the note is not subject to withholding tax.

Income Effectively Connected with a Trade or Business within the United States

If interest on a new note is effectively connected with a United States trade or business by a non-U.S. holder and, if a tax treaty applies, is attributable to a United States permanent establishment or fixed base maintained by the non-U.S. holder within the United States, the non-U.S. holder generally will not be subject to withholding if the non-U.S. holder complies with applicable IRS certification requirements (i.e., by delivering a properly executed IRS Form W-8ECI) and generally will be subject to United States federal income tax on a net-income basis at regular graduated rates in the same manner as if the holder were a U.S. holder. In the case of a non-U.S. holder that is a corporation, such effectively connected income also may be subject to the additional branch profits tax, which generally is imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits at a 30% rate (or such lower rate as may be prescribed by an applicable tax treaty).

Sale, Redemption, Exchange or Other Taxable Disposition of New Notes

Subject to the discussions below on back up withholding and FATCA, generally, any gain recognized by a non-U.S. holder on the disposition of a new note will not be subject to United States federal income tax and withholding, unless:

•

the gain is effectively connected with the conduct of a United States trade or business by the non-U.S. holder (and, if required by an applicable tax treaty, the gain is attributable to a permanent establishment maintained in the United States by the non-U.S. holder); or

•

the non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year of that disposition, and certain other conditions are met or the non-U.S. holder is subject to Code provisions applicable to certain United States expatriates.

If you are a non-U.S. holder described in the first bullet point above, you generally will be subject to tax as described above (See “— Non-U.S. Holders — Income Effectively Connected with a Trade or Business within the United States”). If you are a non-U.S. holder described in the second bullet point above, you generally will be subject to a flat 30% (or lower applicable treaty rate) U.S. federal income tax on the gain derived from the sale, redemption, exchange, retirement or other disposition, which may be offset by certain U.S. source capital losses. A non-U.S. holder should consult his or her tax advisor regarding the tax consequences of the purchase, ownership and disposition of the new notes.

Information Reporting and Backup Withholding

Non-U.S. holders may be required to comply with certain certification procedures to establish that the holder is not a United States person in order to avoid information reporting and backup withholding.

Backup withholding is not an additional tax. Any amount withheld from you under the backup withholding rules generally will be allowed as a refund or a credit against your United States federal income tax liability, provided the required information is furnished timely to the IRS.

Non-U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available.

Foreign Account Tax Compliance Act

Sections 1471-1474 of the Code (known as FATCA) impose certain due diligence and information reporting requirements, particularly with respect to accounts held through foreign financial institutions. A 30% U.S. federal withholding tax will apply to interest income from debt obligations of U.S. issuers, and, effective for payments made after December 31, 2018, a 30% U.S. withholding tax will apply on the gross proceeds from a disposition of such obligations, in each case, paid to a foreign financial institution (including in certain instances where such institution is acting as an intermediary), unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the Treasury Department substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution. The 30% U.S. federal withholding tax will also apply to interest income from such obligations and on the gross proceeds from the disposition of such obligations paid to a non-financial foreign entity (including in certain instances where such entity is acting as an intermediary) unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes. The United States has entered into (and may enter into more) intergovernmental agreements (“IGAs”) with foreign governments relating to the implementation of, and information sharing under, FATCA and such IGAs may alter the FATCA reporting and withholding requirements. Obligations outstanding on June 30, 2014 and, pursuant to Treasury regulations, obligations issued after June 30, 2014 that are part of a qualified reopening of a debt offering that was initially offered on or before June 30, 2014, are generally exempt from the reporting and withholding requirements described in this paragraph. Absent any modification that causes the new notes to be treated as having been reissued after June 30, 2014, the new notes will not be subject to the above-mentioned reporting and withholding requirements.

Application of this withholding tax does not depend on whether the payment otherwise would be exempt from U.S. federal withholding tax under an exemption described under “— Non-U.S. Holders.” In the event that this withholding tax shall be imposed on any payment of interest on, or gross proceeds from the disposition or redemption of, a note, we have no obligation to pay additional amounts as a consequence thereof or to redeem the new notes before their stated maturity. Investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the new notes.

The United States federal income tax summary set forth above is included for general information only and may not be applicable depending upon your particular situation. You should consult your own tax advisors with respect to the tax consequences to you of the purchase of the new notes, and the ownership and disposition of the new notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions of an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us, the principal amount of the new notes set forth opposite its name in the table below.

Underwriters	Principal Amount
Citigroup Global Markets Inc.	$109,998,000
Barclays Capital Inc.	93,334,000
SunTrust Robinson Humphrey, Inc.	93,334,000
Wells Fargo Securities, LLC	93,334,000
Morgan Stanley & Co. LLC	30,000,000
Evercore Group L.L.C.	20,000,000
Fifth Third Securities, Inc.	20,000,000
Regions Securities LLC	20,000,000
U.S. Bancorp Investments, Inc.	20,000,000

Total	$500,000,000

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase new notes from us, are several and not joint. The underwriting agreement provides that the underwriters’ obligation to purchase the new notes depends on the satisfaction of the conditions contained in the underwriting agreement and that the underwriters will purchase all the new notes if any of them are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or, under certain circumstances, the offering may be terminated.

The underwriters initially propose to offer and sell the new notes at the price set forth on the cover page of this prospectus supplement. The underwriters may change such offering price and any other selling terms at any time without notice. The underwriters may offer and sell the new notes through certain of their affiliates.

Indemnification

In the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities in connection with this offering, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for those liabilities.

Expenses

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1 million. We have agreed to reimburse the underwriters for their expenses in an amount up to $40,000 which may be incurred in connection with the review by FINRA of the terms of the new notes offered hereby.

Market for the New Notes

We do not intend to apply for the new notes to be listed on any securities exchange or to arrange for the new notes to be quoted on any quotation system. The new notes will be fungible with the existing notes, for which a trading market currently exists. However, the underwriters are not obligated to maintain such trading market and any market-making activities with respect to the notes may be discontinued at any time at their sole discretion without notice. Accordingly, we cannot give any assurance as to the existence of any market or the liquidity of any market for the notes.

Over-Allotment, Stabilizing and Related Transactions

In connection with this offering, the underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids.

•	Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters.

•	Stabilizing transactions involve bids to purchase the new notes in the open market for the purpose of pegging, fixing or maintaining the price of the new notes.

•	Syndicate covering transactions involve purchases of the new notes in the open market after the distribution has been completed in order to cover short positions.

•

Penalty bids permit the underwriters to reclaim a selling concession from a broker/dealer when the new notes originally sold by such broker/dealer are purchased in a stabilizing or syndicate covering transaction to cover short positions.

Any of these activities may prevent a decline in the market price of the new notes, and may also cause the price of the new notes to be higher than it would otherwise be in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the new notes. In addition, neither we nor any of the underwriters make any representation that we will engage in these transactions or that any transaction, once commenced, will not be discontinued without notice.

Clear Market

We have agreed that, for a period of 90 days from the closing of this offering, we will not, without the prior written consent of Citigroup Global Markets Inc., Wells Fargo Securities, LLC, Barclays Capital Inc. and SunTrust Robinson Humphrey, Inc., as representatives to the underwriters, directly or indirectly, issue, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any debt securities similar to the new notes, except for the new notes sold to the underwriters pursuant to the underwriting agreement, and except for the issuance of up to $1,400,000,000 5.625% Senior Notes due 2021 and up to $1,000,000,000 6.125% Senior Notes due 2024, in each case, registered under the Securities Act pursuant to the Company’s exchange offer registration statement on Form S-4 filed with the SEC prior to the date hereof (and any subsequent amendment thereto).

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have provided and may in the future provide certain financial advisory, investment banking and commercial banking services in the ordinary course of business for us, our subsidiaries and certain of our affiliates, for which they receive customary fees and expense reimbursement. Evercore Group L.L.C. regularly provides us with financial advisory services, including serving as a financial advisor for our acquisition of Health Net. Also, affiliates of each of the underwriters of this offering other than Evercore Group L.L.C., are lenders under our Revolving Credit Facility and will receive a portion of the offering proceeds pursuant to the repayment of our Revolving Credit Facility.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our or our affiliates’ securities and/or instruments. If the underwriters or their affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including the new notes offered hereby. Any such short positions could adversely affect future trading prices of the new notes offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

Affiliates of each of the underwriters of this offering other than Evercore Group L.L.C. will receive 5% or more of the net proceeds of this offering by reason of the repayment of the outstanding indebtedness under our Revolving Credit Facility, as described under “Use of Proceeds.” Accordingly, each such underwriter will be deemed to have a “conflict of interest” within the meaning of Rule 5121 of FINRA and this offering will be conducted pursuant to the requirements of that rule. Rule 5121 requires that a “qualified independent underwriter” as defined in Rule 5121(f)(12) participate in the preparation of this prospectus supplement and exercise its usual standard of due diligence with respect thereto. Evercore Group L.L.C. has agreed to act as qualified independent underwriter for this offering and will not receive any additional fees for serving in the capacity. We have agreed to indemnify Evercore Group L.L.C. for certain liabilities, including liabilities under the Securities Act. Pursuant to Rule 5121(c), none of the underwriters of this offering, other than Evercore Group L.L.C., are permitted to confirm sales to any account over which they exercise discretionary authority without the specific written approval of the accountholder.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area, which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any new notes that are the subject of the offering contemplated herein may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any new notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities that are qualified investors as defined under the Prospectus Directive (“Qualified Investors”);

(b)	by the underwriters to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than Qualified Investors), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative(s) of the underwriters for any such offer; or

(c)	in any other circumstances that do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive;

provided that no such offer of new notes shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any new notes under, the offers contemplated here in this prospectus will be deemed to have represented, warranted and agreed to and with each underwriter and us that:

(a)	it is a Qualified Investor; and

(b)	in the case of any new notes acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the new notes acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than Qualified Investors, or in the circumstances in which the prior consent of the representative(s) of the underwriters has been given to the offer or resale or (ii) where new notes have been acquired by it on behalf of persons in any Relevant Member State other than Qualified Investors, the offer of such new notes to it is not treated under the Prospectus Directive as having been made to such persons.

For the purposes of this representation and the provision above, the expression an “offer of new notes to the public” in relation to any new notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any new notes to be offered so as to enable an investor to decide to purchase or subscribe for the new notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are Qualified Investors that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Canada

The new notes may be sold only to purchasers (other than individuals) purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the new notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

If a purchaser in Canada purchases new notes, we will be required to deliver personal information about the purchaser to the applicable Canadian security regulatory authority, and the purchaser will be deemed to have agreed to the indirect collection of personal information by such applicable Canadian security regulatory authority, in accordance with the requirements of Schedule 1 of Form 45-106F1 under National Instrument 45-106, including the purchaser’s full name, residential address and telephone number, the number of new notes purchased, the total purchase price in Canadian dollars, the exemption relied on and the date of distribution. Such personal information in being collected by the applicable Canadian securities regulatory authority under the authority granted to it in securities legislation, and this personal information is being collected for the purposes of the administration and enforcement of the securities legislation in Canada. The public official in Ontario who can answer questions about the Ontario Securities Commission’s (the OSC) indirect collection of such personal information is the Administrative Support Clerk at the OSC, Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario M5H 3S8, Telephone: (416) 593-3684.

Hong Kong

The new notes may not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under that Ordinance or (b) in other circumstances that do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32, Laws of Hong Kong) or that do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the new notes may be issued or may be in the possession of any person for the purpose of the issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the new notes, which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) or any rules made under that Ordinance.

Japan

No securities registration statement (“SRS”) has been filed under Article 4, Paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (“FIEL”) in relation to the new notes. The new notes are being offered in a private placement to “qualified institutional investors” (tekikaku-kikan-toshika) under Article 10 of the Cabinet Office Ordinance concerning Definitions provided in Article 2 of the FIEL (the Ministry of Finance Ordinance No. 14, as amended) (“QIIs”), under Article 2, Paragraph 3, Item 2 i of the FIEL. Any QII acquiring the new notes in this offer may not transfer or resell those shares except to other QIIs.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the new notes may not be circulated or distributed, nor may the new notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Future Act, Chapter 289 of Singapore (the “SFA”), (ii) to a “relevant person” as defined in Section 275(2) of the SFA, or any person pursuant to Section 275 (1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the new notes are subscribed and purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the Trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole whole purpose is to hold investments and each beneficiary is an accredited investor shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable within six months after that corporation or that trust has acquired the new notes under Section 275 of the SFA except:

(i)	to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA) and in accordance with the conditions, specified in Section 275 of the SFA;

(ii)	(in the case of a corporation) where the transfer arises from an offer referred to in Section 275(1A) of the SFA, or (in the case of a trust) where the transfer arises from an offer that is made on terms that such rights or interests are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets;

(iii)	where no consideration is or will be given for the transfer; or

(iv)	where the transfer is by operation of law.

By accepting this prospectus supplement, the recipient hereof represents and warrants that it is entitled to receive it in accordance with the restrictions set forth above and agrees to be bound by limitations contained herein. Any failure to comply with these limitations may constitute a violation of law.

LEGAL MATTERS

Certain legal matters with respect to the new notes will be passed upon for us by Bryan Cave LLP, St. Louis, Missouri. Certain legal matters will be passed upon for the underwriters by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements of Centene and its subsidiaries as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Health Net, Inc. and its subsidiaries, incorporated in this prospectus supplement by reference from the Current Report on Form 8-K of Centene Corporation filed on March 24, 2016, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference from the Form 8-K. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

Debt Securities

We may offer and sell from time to time debt securities in amounts, at prices and on terms that we will determine at the times of the offerings. We will provide specific terms of any offering in supplements to this prospectus. The supplements may add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

We may offer debt securities for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date. The supplements to this prospectus will provide the names of any underwriters, the specific terms of the plan of distribution and the underwriter’s discounts and commissions. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “CNC.”

Investing in our securities involves risks. See “Risk Factors” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 16, 2014

You should rely only on information provided or incorporated by reference in this prospectus or any applicable prospectus supplement. No dealer, salesperson or other person is authorized to give you any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the debt securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic “shelf” registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration process, we may, from time to time, sell the securities described in this prospectus in one or more offerings. For further information about our business and the securities, you should refer to the registration statement and its exhibits. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

This prospectus provides you with a general description of our debt securities. Each time we offer debt securities, we will provide you with a prospectus supplement and/or other offering material that will contain specific information about the terms of that offering. When we refer to a “prospectus supplement,” we are also referring to any free writing prospectus or other offering material authorized by us. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus and any prospectus supplement together with additional information described under the heading “Incorporation By Reference.”

You should rely only on the information provided in this prospectus, in any prospectus supplement, or any other offering material that we authorize, including the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, any supplement to this prospectus, or any other offering material that we authorize, is accurate at any date other than the date indicated on the cover page of these documents or the date of the statement contained in any incorporated documents, respectively. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the securities referred to in the prospectus supplement. This prospectus is not an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should not interpret the delivery of this prospectus, or any sale of securities, as an indication that there has been no change in our affairs since the date of this prospectus. You should also be aware that information in this prospectus may change after this date. Unless the context otherwise requires, in this prospectus “Centene,” “we,” “us,” “our” and “ours” refer to Centene Corporation and its consolidated subsidiaries.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” in Item 1A of Part II of our Quarterly Report on Form 10-Q for the period ended March 31, 2014, filed with the SEC on April 22, 2014, and under “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 21, 2014, and in the other documents incorporated by reference into this prospectus (which risk factors are incorporated by reference herein), as well as the additional risk factors and other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities. See “Incorporation By Reference.”

CENTENE CORPORATION

We are a diversified, multi-line healthcare enterprise operating in two segments: Managed Care and Specialty Services. Our Managed Care segment provides health plan coverage to individuals through government subsidized programs, including Medicaid, the State Children’s Health Insurance Program (CHIP), Long Term Care (LTC), Foster Care, dual-eligible individuals in Medicare Special Needs Plans and the Supplemental Security Income Program, also known as the Aged, Blind or Disabled Program, or collectively ABD. Beginning in 2014, our Managed Care segment also provides health plan coverage to individuals covered through federally-facilitated and state-based Health Insurance Marketplaces (HIM). Our Specialty Services segment consists of our specialty companies offering diversified healthcare services and products to state programs, correctional facilities, healthcare organizations, employer groups and other commercial organizations, as well as to our own subsidiaries. As of March 31, 2014, Medicaid accounted for 75% of our at-risk membership, while CHIP (also including Foster Care) and ABD (also including Medicare) accounted for 9% and 11%, respectively. Hybrid programs, LTC, HIM and correctional services represent the remaining 5% at-risk membership.

Our at-risk managed care membership totaled approximately 2.9 million as of March 31, 2014. For the year ended December 31, 2013, our premium and service revenues and net earnings from continuing operations attributable to Centene were $10.5 billion and $161.2 million, respectively, and our total cash flow from operations was $382.5 million. For the three months ended March 31, 2014, our premium and service revenues and net earnings from continuing operations attributable to Centene were $3.4 billion and $33.8 million, respectively, and our total cash flow from operations was $252.4 million.

We provide member focused services through locally based staff by assisting in accessing care, coordinating referrals to related health and social services and addressing member concerns and questions. We also provide education and outreach programs to inform and assist members in accessing quality, appropriate healthcare services. We believe our local approach, including member and provider services, enables us to provide accessible, quality, culturally-sensitive healthcare coverage to our communities. Our health management, educational and other initiatives are designed to help members best utilize the healthcare system to ensure they receive appropriate, medically necessary services and effective management of routine, severe and chronic health problems resulting in better health outcomes. We combine our decentralized local approach for care with a centralized infrastructure of support functions such as finance, information systems and claims processing.

Our initial health plan commenced operations in Wisconsin in 1984. We were organized in Wisconsin in 1993 as a holding company for our initial health plan and reincorporated in Delaware in 2001. Our principal executive offices are located at 7700 Forsyth Boulevard, St. Louis, Missouri 63105, and our telephone number is (314) 725-4477. Our common stock is publicly traded on the NYSE under the ticker symbol “CNC.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on their public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. Our common stock is listed under the symbol “CNC” and traded on the NYSE. You may also inspect the information we file with the SEC at the NYSE’s offices at 20 Broad Street, New York, New York 10005. Information about us, including our SEC filings, is also available at our Internet site at http://www.centene.com. However, the information on our Internet site is not a part of this prospectus or any prospectus supplement.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act) (other than the portions provided pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC) after the date of this prospectus and before the end of the offering of the securities pursuant to this prospectus (SEC File No. 001-31826):

•	our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 21, 2014;

•	our Quarterly Report on Form 10-Q for the period ended March 31, 2014, filed with the SEC on April 22, 2014;

•	our Current Reports on Form 8-K filed with the SEC on January 10, 2014, January 31, 2014, February 5, 2014 April 22, 2014, and April 29, 2014 (except with respect to Item 2.02); and

•	our Definitive Proxy Statement and Definitive Additional Materials on Schedule 14A filed with the SEC on March 11, 2014 and April 11, 2014.

We encourage you to read our SEC reports, as they provide additional information about us which prudent investors find important. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus at no charge upon written or oral request by contacting us at Centene Corporation, Attn: Corporate Secretary, 7700 Forsyth Boulevard, St. Louis, Missouri 63105, telephone (314) 725-4477.

USE OF PROCEEDS

Unless we specify another use in the applicable prospectus supplement, we will use the net proceeds from the sale of any securities offered by us for general corporate purposes. Such general corporate purposes may include the repayment of indebtedness, funding for acquisitions, capital expenditures, additions to working capital and to meet statutory capital requirements in new or existing states. Pending such use, the proceeds may be invested temporarily in short-term, interest-bearing, investment-grade securities or similar assets.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

Statements set forth in this prospectus and incorporated by reference from documents we have filed with the Securities and Exchange Commission may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation:

•	our ability to accurately predict and effectively manage health benefits and other operating expenses;

•	competition;

•	membership and revenue projections;

•	timing of regulatory contract approval;

•	changes in healthcare practices;

•	changes in federal or state laws or regulations, including the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act and any regulations enacted thereunder;

•	changes in expected contract start dates;

•	changes in expected closing dates and accretion for acquisitions;

•	inflation;

•	provider and state contract changes;

•	new technologies;

•	advances in medicine;

•	reduction in provider payments by governmental payors;

•	major epidemics;

•	disasters and numerous other factors affecting the delivery and cost of healthcare;

•	the expiration, cancellation or suspension of our Medicare or Medicaid managed care contracts by federal or state governments;

•	the outcome of pending legal proceedings;

•	availability of debt and equity financing, on terms that are favorable to us; and

•	general economic and market conditions.

These statements generally can be identified by the use of forward-looking words or phrases such as ““believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “seek,” “target,” “goal,” “may,” “will,” “should,” “can,” “continue” or other similar words or phrases. In particular, these statements include statements about our market opportunity, our growth strategy, competition, expected activities and future acquisitions, investments and the adequacy of our available cash resources. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those expressed in or indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward looking statements. See “Risk Factors” beginning on page 2 of this prospectus for reference to the factors that could cause actual results to differ materially.

You should not place undue reliance on such statements, which speak only as of the date that they were made. These cautionary statements should be considered in connection with any written or oral forward looking statements that we may issue in the future. We do not undertake any obligation to release publicly any revisions to such forward looking statements to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

DESCRIPTION OF DEBT SECURITIES

The following description of the terms of our debt securities sets forth general terms that may apply to the debt securities. The particular terms of any debt securities will be described in the prospectus supplement relating to those debt securities. For purposes of this description of debt securities, the terms “we,” “our,” “ours,” and “us” refer only to Centene Corporation and not to any of its subsidiaries.

The Indentures

The debt securities will be issued in one or more series under an indenture (the “Indenture” or an “indenture”), to be entered into between us and The Bank of New York Mellon Trust Company, N.A., as trustee or under the Indenture, dated May 27, 2011, among the Company and The Bank of New York Mellon Trust Company, N.A., relating to the Company’s 5.75% Senior Notes due 2017 or the Indenture, dated April 29, 2014, among the Company and The Bank of New York Mellon Trust Company, N.A., relating to the Company’s 4.75% Senior Notes due 2022. The statements herein relating to the debt securities and the indentures are summaries and are subject to the detailed provisions of the applicable indenture. The indenture will be subject to and governed by the Trust Indenture Act of 1939 (the “Trust Indenture Act”). The description below is a summary and does not contain all the information you may find useful. We urge you to read the indenture because it, and not this summary, defines many of your rights as a holder of our debt securities. The form of the indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. Whenever we refer to particular sections or defined terms in an indenture, those sections and definitions are incorporated by reference.

General

The debt securities will be our general obligations. The indenture does not limit the aggregate amount of debt securities which we may issue nor does it limit other debt we may issue. We may issue senior or subordinated debt securities under the indenture up to the aggregate principal amount authorized by our board of directors from time to time. Except as may be described in a prospectus supplement, the indenture will not limit the amount of other secured or unsecured debt that we may incur or issue.

The senior debt securities will rank equally with all our other unsubordinated obligations. Unless otherwise specified in the applicable prospectus supplement, the subordinated debt securities will be subordinated and junior in right of payment to all our present and future senior indebtedness to the extent and in the manner set forth in the indenture. See “—Subordinated Debt Securities” below. The indenture will provide that the debt securities may be issued from time to time in one or more series.

The indenture will place no limitation on the amount of additional secured indebtedness that we may incur. We expect from time to time to incur additional indebtedness constituting secured indebtedness. Our outstanding secured indebtedness would rank senior to our senior unsecured indebtedness to the extent of such security, and our outstanding short- and long-term indebtedness would rank equally with our senior unsecured debt securities.

If this prospectus is being delivered in connection with the offering of a series of senior debt securities, the accompanying prospectus supplement or information incorporated by reference will set forth the approximate amount of secured long-term indebtedness senior to such senior unsecured indebtedness outstanding as of a recent date.

The applicable prospectus supplement relating to the particular series of debt securities will describe specific terms of the debt securities offered thereby, including, where applicable:

•	the title and any limit on the aggregate principal amount of the debt securities and whether the debt securities will be senior or subordinated;

•	the price at which we are offering the debt securities, usually expressed as a percentage of the principal amount;

•	the date or dates on which the debt securities of a series will be issued, and on which the principal of and any premium on such debt securities, or any installments thereof, will mature or the method of determining such date or dates;

•	the rate or rates, which may be fixed or variable at which such debt securities will bear interest or the method of calculating such rate or rates, if any;

•	the date or dates from which any interest will accrue or the method of determining such dates;

•	the date or dates on which any interest will be payable and the applicable record dates;

•	the place or places where principal of, premium, if any, and interest, if any, on such debt securities, or installments thereof, if any, will be payable;

•	any of our obligations to redeem, repay, purchase or offer to purchase the debt securities pursuant to any mandatory redemption, sinking fund or analogous provisions or upon other conditions or at the option of the holders of the debt securities and the periods, prices and the other terms and conditions of such redemption or repurchase, in whole or in part;

•	any of our rights to redeem the debt securities at our option and the periods, prices and the other terms and conditions of such redemption, in whole or in part;

•	if denominations other than $1,000 and any integral multiple thereof in the case of debt securities in registered form, or $1,000 and $5,000 in the case of debt securities in bearer form, the denominations in which such debt securities will be issued;

•	whether the debt securities are original issue discount securities (as described below under “—Original Issue Discount Securities”) and the amount of discount;

•	the provisions for payment of additional amounts or tax redemptions, if any;

•	any addition to, or modification or deletion of, any event of default or covenant specified in the indenture with respect to such debt securities;

•	whether the debt securities of the series shall be issued in whole or in part in certified form;

•	the designation, if any, of any depositaries, trustees, paying agents, authenticating agents, security registrars or other agents with respect to the debt securities of such series;

•	if other than the entire principal amount, the portion of the principal amount of debt securities which becomes payable upon a declaration of acceleration of maturity or the method of determining such portion;

•	in the case of the subordinated debt securities, the subordination provisions pertaining to such debt securities;

•	material federal income tax considerations, if applicable; and

•	any other special terms pertaining to such debt securities.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange or included in any market.

None of our directors, officers, employees, incorporators, or stockholders, past, present or future, will have any liability with respect to our obligations under the indenture or debt securities.

Original Issue Discount Securities

Debt securities may be sold at a substantial discount below their stated principal amount and may bear no interest or interest at a rate which at the time of issuance is below market rates. Important federal income tax consequences and special considerations applicable to any such debt securities will be described in the applicable prospectus supplement.

Indexed Securities

If the amount of payments of principal of, and premium, if any, or any interest on, debt securities of any series is determined with reference to any type of index or formula or changes in prices of particular securities or commodities, the federal income tax consequences, specific terms and other information with respect to such debt securities and such index or formula and securities or commodities will be described in the applicable prospectus supplement.

Conversion and Exchange

If any debt securities are convertible into or exchangeable for other securities, the prospectus supplement or term sheet will explain the terms and conditions of the conversion or exchange, including the conversion or exchange price or rate (or the calculation method), the conversion or exchange period (or how the period will be determined), if conversion or exchange will be mandatory or at the option of the holder or us, provisions for adjusting the conversion or exchange price or rate and provisions affecting conversion or exchange in the event of the redemption of the underlying debt securities. These terms may also include provisions under which the number or amount of other securities to be received by the holders of the debt securities upon conversion or exchange would be calculated according to the market price of the other securities as of a time stated in the prospectus supplement or term sheet.

Payment

Unless we specify otherwise in the applicable prospectus supplement, payments in respect of the debt securities will be made at the office or agency office or agency maintained by us in New York, New York. Payment of any installment of interest on debt securities in registered form will be made to the person in whose name such debt security is registered at the close of business on the regular record date for such interest.

Registration, Transfer and Exchange

Unless we specify otherwise in the applicable prospectus supplement, a holder may transfer or exchange debt securities in accordance with the provisions of the indenture. The registrar and the trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of debt securities. Holders will be required to pay all taxes due on transfer. We intend to appoint the trustee under the indenture as security registrar with respect to debt securities issued under the indenture.

Consolidation, Merger, Conveyance, Sale of Assets and Other Transfers

Unless we specify otherwise in the applicable prospectus supplement, we may not, directly or indirectly: (1) consolidate or merge with or into another person (whether or not we are the surviving corporation) or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of our properties or assets in one or more related transactions, to another person; unless:

(1) either:

(a)	we are the surviving corporation; or

(b)	the person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, conveyance or other disposition has been made (the “Surviving Entity”) is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Surviving Entity expressly assumes pursuant to a supplemental indenture all our obligations under the debt securities and the indenture pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after giving effect to such transaction no default or event of default shall have occurred and be continuing; and

For purposes of this covenant, the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of one or more of our subsidiaries, which properties or assets, if held by us instead of such subsidiaries, would constitute all or substantially all of our properties or assets on a consolidated basis, shall be deemed to be the transfer of all or substantially all of our properties or assets.

Modification or Amendment of the Indenture

Unless we specify otherwise in the applicable prospectus supplement, except as provided in the next two succeeding paragraphs, the indenture or the debt securities of any series may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the debt securities of each Series affected thereby then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities of any series), and any existing default or event of default or compliance with any provision of the indenture or the debt securities of any series may be waived with the consent of the holders of a majority in principal amount of the then outstanding debt securities of each such series (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities of any series).

Unless we specify otherwise in the applicable prospectus supplement, without the consent of each holder of debt securities affected, an amendment, supplement or waiver may not (with respect to any debt securities of any series held by a non-consenting holder):

(1) reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the Stated Maturity of any debt security;

(3) reduce the rate of or change the time for payment of interest on any debt security;

(4) waive a default or event of default in the payment of principal of, or interest or premium, if any, on the debt securities of any series (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of any series and a waiver of the payment default that resulted from such acceleration);

(5) make any debt securities of any series payable in money other than that stated in the debt securities of such series;

(6) in the case of subordinated debt securities of any series, modify any of the subordination provisions or the definition of senior debt relating to such series in a manner adverse to the holders of such subordinated debt securities;

(7) make any change in the provisions (including applicable definitions) of the indenture relating to waivers of past defaults or the rights of holders of debt securities of any series to receive payments of principal of, or interest or premium, if any, on the debt securities of such series;

(8) waive a redemption or repurchase payment with respect to any debt security of any series;

(9) make any change in the ranking of the debt securities of any series in a manner adverse to the holders of the debt securities of such series; or

(10) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding and unless we specify otherwise in the applicable prospectus supplement, without the consent of any holder of debt securities, we and the trustee may amend or supplement the indenture or the debt securities of one or more series:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

(3) to provide for the assumption of our obligations to holders of debt securities in the case of a merger or consolidation or sale of all or substantially all of our assets or any other transaction that complies with the indenture;

(4) to make any change that would provide any additional rights or benefits to the holders of debt securities or that does not adversely affect the legal rights under the indenture of any such holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to allow any guarantor to execute a supplemental indenture and/or a guarantee with respect to the debt securities of any one or more series;

(7) to provide for the issuance of and establish the form and terms and conditions of debt securities as permitted by the indenture;

(8) to add to our covenants such further covenants, restrictions, conditions or provisions as we shall consider to be for the protection of the holders of debt securities, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default permitting the enforcement of all or any of the several remedies provided in the indenture; provided, that in respect of any such additional covenant, restriction, condition or provision such supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an event of default or may limit the remedies available to the trustee upon such an event of default or may limit the right of the holders of a majority in aggregate principal amount of the debt securities to waive such an event of default;

(9) to evidence and provide the acceptance of the appointment of a successor trustee under the indenture with respect to the debt securities and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one trustee;

(10) to mortgage, pledge, hypothecate or grant a security interest in favor of the trustee for the benefit of the holders of debt securities as additional security for the payment and performance of our or a guarantor’s obligations under the indenture in any property or assets;

(11) to add to, change, or eliminate any of the provisions of the indenture in respect of the debt securities, provided that any such addition, change, or elimination (i) will neither (A) apply to any debt security created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (B) modify the rights of the holder of any such debt security with respect to such provision or (ii) will become effective only when there is no such debt security outstanding;

(12) to comply with the rules of any applicable securities depositary;

(13) to release a guarantor from its subsidiary guarantee pursuant to the terms of the indenture when permitted or required pursuant to the terms of the indenture; or

(14) to comply with the covenant relating to mergers, consolidations and sales of assets.

Events of Default

Unless we specify otherwise in the applicable prospectus supplement, each of the following is an event of default:

(1) default for 30 consecutive days in the payment when due and payable of interest on the debt securities of that series;

(2) default in the payment when due and payable of the principal of or premium, if any, on the debt securities of that series (upon maturity, redemption, required repurchase or otherwise);

(3) a default in the deposit of any sinking fund payment, when and as due in respect of any debt security of that series;

(4) failure by us or any of our restricted subsidiaries to comply with the provisions described under the caption “—Merger, Consolidation or Sale of Assets;”

(5) failure by us for 60 consecutive days after notice to us by the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding to comply with any of its other covenants or agreements in the indenture or the debt securities of that series (other than a covenant or warranty that has been included in the indenture solely for the benefit of debt securities of a series other than that series);

(6) certain events of bankruptcy, insolvency or reorganization described in the indenture with respect to us.

(7) any other event of default provided with respect to debt securities, which is specified in a Board Resolution, a supplemental indenture hereto or an Officers’ Certificate, in accordance with the terms of the indenture.

In the case of an event of default specified in clause (6), the principal, premium, if any, and accrued and unpaid interest, if any, of all the outstanding debt securities of each such affected series shall become due and payable immediately without further action or notice. If any other event of default occurs and is continuing, then, and in each and every such case, except for any series of debt securities the principal of which shall have already become due and payable the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding debt securities of each such affected series (each such series voting as a separate class) may declare the principal, premium, if any, and accrued and unpaid interest, if any, of all the outstanding debt securities due and payable immediately.

The holders of at least a majority in aggregate principal amount of the debt securities of all series affected thereby, voting as a single class, by notice to the trustee may on behalf of the holders of all of the debt securities of such affected series waive any existing default or event of default and its consequences under the indenture, except a continuing default or event of default in the payment of interest on, or the principal of, the debt securities of such series, and rescind any acceleration and its consequences with respect to the debt securities of such series.

Legal Defeasance and Covenant Defeasance

Unless we specify otherwise in the applicable prospectus supplement, we may, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding debt securities of any series (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding debt securities of such series to receive payments in respect of the principal of, or interest or premium, if any, on such debt securities of such series when such payments are due from the trust referred to below;

(2) our obligations with respect to the debt securities of such series concerning issuing temporary debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and our obligations in connection therewith; and

(4) the defeasance provisions of the indenture.

In addition, unless we specify otherwise in the applicable prospectus supplement, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants in the indenture as well as any additional covenants for a particular series of debt securities (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a default or event of default with respect to the debt securities of such series. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default” will no longer constitute an event of default with respect to the debt securities of a series.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the debt securities of such series, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of (including mandatory sinking fund or analogous payments, if any), or interest and premium, if any, on the outstanding debt securities of such series on the Stated Maturity or on the applicable redemption date, as the case may be, and we must specify whether the debt securities of such series are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, we must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, we have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no default or event of default has occurred and is continuing with respect to the debt securities of such series on the date of such deposit (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which we or any of our subsidiaries is a party or by which we or any of our subsidiaries is bound;

(6) we must deliver to the trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the holders of such series of debt securities over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or others; and

(7) we must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

Unless we specify otherwise in the applicable prospectus supplement, the indenture will be discharged and will cease to be of further effect as to all debt securities of any series issued thereunder, when:

(1) either:

(a) all debt securities of any series that have been authenticated, except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the trustee for cancellation; or

(b) all debt securities of any series that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable or redeemable within one year, and we have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the debt securities of such series not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no default or event of default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which we are a party or by which we are bound;

(3) we have paid or caused to be paid all sums payable by it under the indenture; and

(4) we have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the debt securities of such series at maturity or the redemption date, as the case may be.

In addition, we must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Selection and Notice

Unless we specify otherwise in the applicable prospectus supplement, if less than all of the debt securities of a series are to be redeemed at any time, the trustee will select debt securities of the series to be redeemed not more than 60 days before the redemption date therefor in any manner that the trustee in its sole discretion deems fair and appropriate. Unless we specify otherwise in the applicable prospectus supplement, notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of debt securities to be redeemed at its registered address and if any debt securities in bearer form are outstanding, publish on one occasion a notice in an authorized newspaper, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the debt securities or a satisfaction and discharge of the indenture.

Subordinated Debt Securities

Debt securities of a series may be subordinated to senior indebtedness (as defined in the applicable prospectus supplement) to the extent set forth in the prospectus supplement relating thereto. The debt securities will be structurally subordinated to all indebtedness and other liabilities (including medical claims liability, accounts payable and accrued expenses, unearned revenue and other long-term liabilities) of our subsidiaries. Any right we have to receive assets of any of our subsidiaries upon the subsidiary’s liquidation or reorganization (and the consequent right of the holders of the debt securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors, except to the extent that we are itself recognized as a creditor of the subsidiary, in which case our claims would still be subordinate in right of payment to any security in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by us.

Replacement of Securities

Unless we specify otherwise in the applicable prospectus supplement, we will replace any mutilated debt security at the expense of the holder upon surrender of the mutilated debt security to the trustee in the circumstances described in the indenture. We will replace debt securities that are destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of evidence of the destruction, loss or theft of the debt securities satisfactory to us and to the trustee in the circumstances described in the indenture. In the case of a destroyed, lost or stolen debt security, an indemnity and/or security satisfactory to the trustee and us, and payment of any taxes, governmental charges or other expenses, may be required from the holder of the debt security before a replacement debt security will be issued.

Governing Law

The laws of the State of New York will govern each indenture and will govern the debt securities.

Regarding the Trustee

If the trustee becomes a creditor of us, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must (i) eliminate such conflict within 90 days, (ii) apply to the SEC for permission to continue or (iii) resign.

The holders of a majority in principal amount of the then outstanding debt securities will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an event of default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of debt securities, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

PLAN OF DISTRIBUTION

We may sell any of the securities being offered by this prospectus in any one or more of the following ways from time to time:

•	through agents or dealers;

•	to or through underwriters;

•	directly by us to purchasers; or

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

We will describe the details of any such offering and the plan of distribution for any securities offering in a prospectus supplement.

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us, and any related compensation arrangements contemplated thereby will be described in the applicable prospectus supplement.

Underwriters, dealers and agents that participate in the distribution of our securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Bryan Cave LLP, St. Louis, Missouri.

EXPERTS

The consolidated financial statements of Centene Corporation as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 (which is included in Management’s Report on Internal Control over Financial Reporting) have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$500,000,000

Centene Corporation

4.75% Senior Notes due 2022

PROSPECTUS SUPPLEMENT

June 9, 2016

Joint Book-Running Managers

Citigroup

Barclays

SunTrust Robinson Humphrey

Wells Fargo Securities

Co-Managers

Morgan Stanley

Evercore ISI

Fifth Third Securities

Regions Securities LLC

US Bancorp